Exhibit 2.2

Execution Copy

PURCHASE AND SALE AGREEMENT

between

CAITHNESS ENERGY, L.L.C.,
as Seller,

CAITHNESS APEX GUERNSEY, LLC,

as Subsidiary Seller,
and

TALEN GENERATION, LLC,

as Buyer

Dated as of July 17, 2025

i

ii

SCHEDULES
Schedule A – Project
Schedule I – Accounting Principles
Seller Disclosure Schedule
Buyer Disclosure Schedule
EXHIBITS
Exhibit A – Form of Assignment and Assumption Agreement
Exhibit B – Form of Escrow Agreement
Exhibit C – Class B Member Consent Agreement
Exhibit D – Form of Transition Services Agreement
Exhibit E – Operating Budgets
iii

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement is entered into as of July 17, 2025, by and among Caithness Energy, L.L.C., a Delaware limited liability company (“Seller”), Caithness Apex Guernsey, LLC, a Delaware limited liability company and indirect Subsidiary of Seller (the “Subsidiary Seller”) and Talen Generation, LLC, a Delaware limited liability company (“Buyer”). Each of Seller, the Subsidiary Seller and Buyer is referred to herein individually, as a “Party”, and, together, as the “Parties”.
W I T N E S S E T H:
WHEREAS, Seller, through certain of its Subsidiaries, owns and controls a 1,875 MW natural gas fired combined cycle generation project located in Guernsey County, Ohio (the “Project”);
WHEREAS, Seller desires to sell or caused to be sold to Buyer, and Buyer desires to purchase, all of Subsidiary Seller’s ownership interests in the Project through the sale, transfer, conveyance and assignment of all of the issued and outstanding Interests in Guernsey Power Holdings, LLC, a Delaware limited liability company (such Subsidiary, the “Project Holding Company”, and such Interests in the Project Holding Company, the “Project Holding Company Interests”), in each case, as set forth on Schedule A attached hereto;
WHEREAS, prior to the execution of this Agreement, (i) the Class B Member (as defined in the Amended and Restated Limited Liability Company Agreement of Subsidiary Seller, dated August 29, 2019 (the “Subsidiary Seller LLCA”)) executed the Class B Member Consent Agreement attached hereto as Exhibit C (the “Class B Member Consent Agreement”), which provides all requisite consents and waivers from the Class B Member under the Subsidiary Seller LLCA for Seller and the Subsidiary Seller to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby, subject to the terms and conditions set forth therein and (ii) the BlackRock Member executed the BlackRock Member Consent Agreement (the “BlackRock Member Consent Agreement”), which provides all the requisite consents and waivers from the BlackRock Member under any Governing Document, side letter or other agreement which requires such consents or waivers including the Governing Documents of Guernsey Power Mezz Annex 0, LLC, a Delaware limited liability company (“Annex 0”), for Seller and the Subsidiary Seller to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby, subject to the terms and conditions set forth therein; and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Seller’s and the Subsidiary Seller’s willingness to enter into this Agreement, Talen Energy Corporation, a Delaware corporation (“Parent Guarantor”), is entering into a guarantee (the “Parent Guaranty”) for the benefit of Seller and the Subsidiary Seller, pursuant to which Parent Guarantor is guaranteeing the obligations of Buyer hereunder on the terms and subject to the conditions set forth in the Parent Guaranty.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:
Article I.

DEFINITIONS
Section 1.1Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Accounting Firm” has the meaning set forth in Section 2.4(e).
“Accounting Principles” means (a) first, the adjustments, principles and methodologies set forth on Schedule I, (b) second, the accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Audited Financial Statements, and (c) third, to the extent not otherwise addressed in clauses (a) and (b) above, GAAP.
“Action” means any action, suit, proceeding, claim, charge, audit, arbitration, investigation, hearing, inquiry, complaint, summons, examination or proceeding by or before any Governmental Authority.
“Actual Closing Schedule” has the meaning set forth in Section 2.4(b).
“Adjustment Escrow Account” has the meaning set forth in Section 2.3(f).
“Adjustment Escrow Deposit” has the meaning set forth in Section 2.3(f).
“Admin Agreement” means that certain Administrative Management Agreement, dated August 29, 2019, by and between Project Company and Caithness Guernsey Administrative Management, LLC.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided, however, that in no event shall the Blackrock Member or any of its Affiliates (other than any Company Entity or the Subsidiary Seller) be considered an Affiliate of any Company Entity or any Seller Entity or any of their respective Affiliates except that (i) Section 2.4(h), Section 4.8, Section 6.13, Section 6.14, Article VIII, Section 10.1, Section 10.10 and Section 10.11 (and with respect to the definition of “Seller Related Party” as such term may be used in the foregoing provisions, as applicable) shall apply to and for the benefit of the BlackRock Member and each of the direct and indirect equityholders and Affiliates of the BlackRock Member and each of their respective incorporators, members, partners, equity holders, Affiliates or current, former or future Representatives as if they were included as an Affiliate of Seller and Subsidiary Seller (or as a Seller Related Party, as applicable) thereunder, and (ii) solely with respect to Section 2.3(b)(iv), Section 6.2, Section 6.4, Section 6.5 and with respect to the definition of “Affiliate Contracts”, BlackRock Member and each of the BlackRock Funds which does business in the ordinary course under the trade name “BlackRock Global Energy and Power Infrastructure Fund”, “BlackRock Global Infrastructure Fund” or “GIP Mid-Market Fund” and any of their respective Subsidiaries or any portfolio company or portfolio investment (as such terms are commonly understood in the private equity or asset management industries) thereof shall be deemed Affiliates of each Company Entity and the Subsidiary Seller.
“Affiliate Contract” means any Contract between (a) any Company Entity, on the one hand, and (b)(i) any Seller Entity or any of its Affiliates (other than a Company Entity) or (ii) any director, manager, officer, equityholder (other than limited partners or similar passive equityholders in investment funds or vehicles) or management-level employee of Seller or any of its Affiliates (other than a Company Entity), or any immediate family member of any of the foregoing, on the other hand.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which a Company Entity is or has been a member.
“Aggregate Restoration Cost” has the meaning set forth in Section 6.12(b).
“Agreed Tax Treatment” has the meaning set forth in Section 6.7(a).
“Agreement” means this Purchase and Sale Agreement, including all Exhibits and Schedules hereto (including the Seller Disclosure Schedule and the Buyer Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“AMA Extension Notice” has the meaning set forth in Section 6.17.
“AMA Extension Period” has the meaning set forth in Section 6.17.
“Annex 0” has the meaning set forth in the recitals to this Agreement.
“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.
“Assignment and Assumption Agreement” means, with respect to the Project Holding Company Interests, an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A, to be entered into at Closing between Buyer and the Subsidiary Seller, to effectuate the transfer of the Project Holding Company Interests.
“Audited Financial Statements” has the meaning set forth in Section 3.6(a)(ii).
“Balance Sheet Date” means March 31, 2025.

“Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject thereto) and each other benefit or compensation plan, program, policy, agreement or arrangement of any kind.
“BlackRock Funds” means BlackRock, Inc. (and any successor thereof) and any of the funds or accounts managed by it or any of its Affiliates, and any Subsidiary thereof and any portfolio company or portfolio investment (as such terms are commonly understood in the private equity or asset management industry) of any of the foregoing.
“BlackRock Member” means GEPIF III GPS Investco, L.P., a Delaware limited partnership.
“BlackRock Member Consent Agreement” has the meaning set forth in the recitals to this Agreement.
“Business Day(s)” means any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York or Houston, Texas are not open for the transaction of normal banking business.
“Business IP” has the meaning set forth in Section 3.21(c).
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Disclosure Schedule” means the disclosure schedule delivered by Buyer to Seller on the date hereof and attached hereto.
“Buyer Expenses” has the meaning set forth in Section 10.10(a).
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.3(a) (Noncontravention) and Section 5.8 (Brokers’ Fees).
“Buyer Related Parties” means Talen and each of its Subsidiaries (including Buyer and, after the Closing, the Company Entities) and each of the current, former or future Representatives of any of the foregoing.
“Buyer Released Claims” has the meaning set forth in Section 8.2(c).
“Buyer Releasee” has the meaning set forth in Section 8.2(c).
“Buyer Releasor” has the meaning set forth in Section 8.2(c).
“Calculation Time” means 11:59 p.m., Eastern Time, on the day immediately prior to the Closing Date.
“Cash” means, as of the applicable time of determination, all cash and cash equivalents, including any checks received and not yet deposited, account balances, marketable securities, checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits, but excluding any checks issued but not yet drawn. “Cash” shall exclude (a) all deposits and other credit support with third-parties, including (i) cash held as a guarantee in respect of any performance of Contracts and (ii) cash security deposits posted with lessors or to otherwise support letters of credit in respect of real property lease obligations and (b) any Casualty Cash, except to the extent the Purchase Price is reduced pursuant to Section 6.12 in respect of the applicable Casualty Loss; provided, however, that notwithstanding anything to the contrary in the foregoing, “Cash” shall include all cash and cash equivalents held in depositary accounts established pursuant to, and pledged as collateral in accordance with, the Financing Documents so long as any Liens on such depositary accounts under the Financing Documents are released upon payment of the Payoff Indebtedness at Closing.
“Casualty Cash” has the meaning set forth in Section 6.12(a).
“Casualty Loss” has the meaning set forth in Section 6.12(a).
“Class B Member” has the meaning set forth in the recitals to this Agreement.
“Class B Member Consent Agreement” has the meaning set forth in the recitals to this Agreement.
“Closing” has the meaning set forth in Section 2.3(a).
“Closing Cash” means the amount of Cash of the Company Entities as of the Calculation Time determined in accordance with the Accounting Principles (without giving effect to the transactions contemplated by this Agreement).
“Closing Date” means the date the Closing actually occurs pursuant to Section 2.3(a).
“Closing Indebtedness” means the amount of Indebtedness of the Company Entities outstanding as of the Calculation Time and determined in accordance with the Accounting Principles (without giving effect to the transactions contemplated by this Agreement).
“Closing Net Working Capital” means, as of the Calculation Time (without giving effect to the transactions contemplated by this Agreement), (a) a positive amount equal to the amount by which Working Capital for the Company Entities exceeds the Target Working Capital Amount or (b) a negative amount equal to the amount by which Working Capital for the Company Entities is less than the Target Working Capital Amount.
“Closing Transaction Expenses” means the Transaction Expenses.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Comfort Period” has the meaning set forth in Section 6.13(b).

“Company Entities” means the Project Holding Company and its Subsidiaries.
“Company Owned IP” has the meaning set forth in Section 3.21.
“Company Systems” means all of the following that are owned, used or relied on, by or for any Company Entity or the Project: software, devices, hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, or telecommunications systems, networks, platforms, servers, circuits, peripherals and other computer systems and information technology assets.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 1, 2024 between Caithness Energy, L.L.C. and Talen, as may be amended or supplemented from time to time.
“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
“Contract” means any agreement, contract, subcontract, lease, license, sublicense or other legally binding commitment or undertaking (other than any Permit). For the avoidance of doubt, with respect to any Swap (as defined in 7 USC § 1a(47)(A)) or derivatives of any kind, each transaction and each master agreement shall represent a separate Contract.
“Contracting Parties” has the meaning set forth in Section 10.11.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or ownership interests, by contract or otherwise.
“Cooperation Period” has the meaning set forth in Section 6.13(a).
“Covered Party” has the meaning set forth in Section 6.9(a).
“D&O Insurance” has the meaning set forth in Section 6.9(c).
“Data Breach” means any actual (a) breach of Personal Information that would give rise to any obligations on behalf of any Company Entity under Privacy Laws, or (b) breach of security, phishing incident, ransomware or malware attack, unauthorized Processing, or other cyber or security incident affecting or with respect to any of the Company Systems or data and information (including trade secrets and personal information) owned or Processed by or on behalf of any Company Entity or in connection with the business of any Company Entity or the Project.
“Data Security Requirements” means contractual obligations or industry standards to which any Company Entity or, in connection with the business of any Company Entity or the Project, Seller or any of its other Affiliates is bound, including, to the extent applicable, the Payment Card Industry Data Security Standard; and the Company Entities’ and Seller’s and its

other Affiliates’ (a) privacy policies and (b) information security policies, concerning the collection, use, storage, processing, transfer, disclosure, protection, safeguarding, disposal, sharing, or other Processing of Personal Information or otherwise related to privacy, data security, or data protection.
“Debt Financing” means any debt financing amount incurred or intended to be incurred to fund the Purchase Price and Transaction Expenses.
“Delivery Deadline” has the meaning set forth in Section 2.4(b).
“Due Diligence Materials” means those documents and materials made available to Buyer, its Affiliates and their Representatives prior to the date hereof in the Merrill DataSite virtual data room regarding the Company Entities and any written questions and answers exchanged between Buyer and its Affiliates and Seller and its Affiliates prior to the date hereof with respect thereto.
“Emissions Credits” means all emissions credits and allowances (including NOx and SOx Acid Rain credits and Cross State Air Pollution Rule credits) required under Environmental Law for the operation of the Project; provided, however, in no event shall “Emissions Credits” include renewable energy credits or certificates.
“Enterprise Value” means $2,330,116,000.
“Environment” means ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata natural resources and any other environmental media.
“Environmental Law” means any applicable Law (other than any such Law first coming into effect following the Closing Date) relating to Emissions Credits, pollution, human and worker health and safety as related to exposure to Hazardous Substances, or the protection, preservation or restoration of the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agent” has the meaning set forth in Section 2.3(f).
“Escrow Agreement” has the meaning set forth in Section 2.3(f).
“Estimated Closing Cash” has the meaning set forth in Section 2.4(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(a).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.4(a).
“Estimated Closing Schedule” has the meaning set forth in Section 2.4(a).

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” means an amount equal to (a) the Enterprise Value, plus (b) the amount of Estimated Closing Cash, minus (c) the amount of Estimated Closing Indebtedness, plus (d) the amount of Estimated Closing Net Working Capital, minus (e) the amount of Estimated Closing Transaction Expenses, minus (f) (i) if the amount of the Aggregate Restoration Cost (if any) exceeds one percent (1%) of the Enterprise Value, such Aggregate Restoration Cost pursuant to Section 6.12 or (ii) otherwise, $0.
“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, in jurisdictions where any Company Entity is located or conducting business, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exempt Wholesale Generator” means an “exempt wholesale generator” under PUHCA and applicable FERC rules and regulations, as amended from time to time.
“External Events” has the meaning set forth in the definition of “Material Adverse Effect.”
“FERC” means the Federal Energy Regulatory Commission, or its successor.
“Final Allocation Schedule” has the meaning set forth in Section 2.5.
“Final Closing Schedule” has the meaning set forth in Section 2.4(e).
“Financial Statements” has the meaning set forth in Section 3.6(a).
“Financing Documents” means the agreements listed on Section 1.1(a) of the Seller Disclosure Schedule.
“FPA” means the Federal Power Act, as amended, and FERC’s implementing rules and regulations promulgated thereunder.
“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of representations and warranties by such Party contained in this Agreement, as determined by a court of competent jurisdiction, with the specific intent to deceive and mislead (as opposed to reckless indifference to the truth).
“GAAP” means generally accepted accounting principles in the United States of America.
“GE CSA” means that certain Contractual Service Agreement, dated June 28, 2019, between the Project Company and General Electric International, Inc.

“Governing Documents” means, (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or governing or organizational documents of similar substance, (c) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or governing or organizational documents of similar substance and (d) with respect to any other entity, its governing or organizational documents of similar substance to any of the foregoing, in the case of each of clauses (a) through (d), as may be in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, legislature, judicial or arbitral body (public or private), court of competent jurisdiction, administrative agency or commission or other governmental or quasi-governmental or regulatory authority, official or other instrumentality of any the foregoing (including NERC and PJM), and including any governmental, quasi–governmental or non-governmental body exercising legislative, judicial, regulatory or administrative authority of government or administering, regulating or having general oversight over natural gas and other fuel, electricity, power or other markets.
“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, verdict, determination, ruling or award of or with any Governmental Authority.
“Hazardous Substances” means (a) pesticides, petroleum or petroleum byproducts, per- and polyfluoroalkyl substances, asbestos or asbestos containing materials, polychlorinated biphenyls, toxic mold or radioactive substances and (b) any materials, substances, chemicals, contaminants, pollutants or wastes regulated or listed by, or for which Liability or standards of conduct are imposed pursuant to, any Environmental Law.
“Hedging Contract” means any swap (as defined in 7 USC § 1a(47)(A)), exchange, commodity option or other derivative (including hedging) Contract.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Taxes” means any Taxes based on or measured in whole or in part on the basis of income, and any franchise, profits or gross receipts Taxes imposed in lieu thereof. For the avoidance of doubt, Income Taxes shall not include sales, use and transfer Taxes.
“Indebtedness” means (without duplication) the aggregate amount of the following obligations: (a) any indebtedness or obligations for borrowed money (including accrued and unpaid interest payable in connection therewith); (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations under leases required by GAAP to be capitalized on a balance sheet, including capital or finance leases; (d) any reimbursement, payment or similar obligations (to the extent not paid or otherwise discharged prior to the Calculation Time) that are due and payable in respect of any drawn letters of credit, surety or performance bonds, bankers’ acceptances or similar instruments; (e) any indebtedness created or arising under any conditional sale or other title retention agreements; (f) any indebtedness for the deferred purchase price of assets, property, goods or services, including the reasonably expected amount of any “earnout” (whether contingent or not) (except trade accounts and other payables arising in the Ordinary Course of Business to the extent included as a current liability in Working Capital); (g) any breakage costs, prepayment penalties or premiums, bid-to-mid spreads on the early termination of any Hedging Contract (other than any Hedging Contract entered into with the purpose of hedging commodity prices), or other similar costs, penalties or fees that arise from the early repayment, prepayment or termination of the Financing Documents or such Hedging Contracts or any other interest rate hedging agreements (in each case net of any amounts receivable on or from the early termination of such Hedging Contracts or other interest rate hedging agreements, it being understood and agreed that if such amounts receivable exceed the costs, penalties, premiums and spreads described in this clause (g), the net amount of such excess shall decrease Indebtedness), and (h) without duplication of any item described in clauses (a) through (h), any guaranty of, or outstanding credit support issued in respect of, any of the foregoing described in clauses (a) through (h); and (i) any obligations in the nature of accrued fees, interest (net of accrued interest rate swap interest), collection fees, breakage or make-whole payments or penalties with respect to any of the foregoing; provided, however, that in no event shall Indebtedness include any (i) breakage costs, make-whole payments, prepayment penalties or premiums, bid-to-mid spreads or mark-to-market losses or other obligations that arise from the early repayment, prepayment or early termination of any Hedging Contract entered into with the purpose of hedging commodity prices, (ii) obligation from one Company Entity to another Company Entity, (iii) obligation incurred by, on behalf of, or at the direction of Buyer or any of its Affiliates, (iv) amount included in Transaction Expenses or Working Capital or (v) liabilities of the Company Entities for the purchase of any capital spares under the GE CSA.
“Intellectual Property” means all of the following: (a) patents, patent applications, utility models and applications for utility models, including all continuations, divisionals, continuations-in-part, foreign counterparts, provisionals, and issuances of any of the foregoing, and all reissues, reexaminations, substitutions, renewals, extensions and related priority rights of any of the foregoing, (b) Trademarks, (c) copyrights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing, (d) trade secrets, technology, know-how, software, data, databases, inventions, formulas, algorithms, procedures, methods, processes, developments and research, and (e) any other proprietary or intellectual property rights.
“Interests” means, with respect to any Person, any capital stock, shares, partnership interests, limited liability company interests, membership interests or units, profits interests or any other equity interests in, options or other rights to acquire, securities convertible into, exercisable for, or relating to, or rights tracking the value of, any capital stock, shares, partnership interests, limited liability company interests, membership interests or units, or any other equity interests, or other equity participation, such Person.
“Interim Financial Statements” has the meaning set forth in Section 3.6(a)(i).
“Interim Period” has the meaning set forth in Section 6.1(a).
“IRS” means U.S. Internal Revenue Service.

“Knowledge” means, with respect to Seller, the actual knowledge (as opposed to any constructive or imputed knowledge), after reasonable inquiry, of any individual set forth on Section 1.1(b) of the Seller Disclosure Schedule and, with respect to Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge), after reasonable inquiry, of any individual set forth on Section 1.1(a) of the Buyer Disclosure Schedule.
“Labor Agreement” has the meaning set forth in Section 3.16(a).
“Law” or “Laws” means all laws (including common law), statutes, constitutions, rules, regulations, ordinances, acts, codes, and rulings of any Governmental Authority and all Governmental Orders.
“Leased Real Property” has the meaning set forth in Section 3.10(a).
“Liability” means any loss, commitment or obligation or liability of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including those arising under any Contract, Right or Law.
“Lien” means any mortgage, pledge, lien, license, encumbrance, charge or other security interest.
“Lookback Date” means the date three (3) years prior to the date hereof.
“Marketing Efforts” means (a) participation by the senior management team of the Seller or the Company Entities in (i) the preparation of the Marketing Material and any reasonable number of due diligence virtual sessions related thereto (but not to exceed, in any case, together with any other due diligence virtual sessions participated in by the senior management team of the Seller or its Affiliates at the request of the Buyer or its Affiliates in respect of any other assets of the Seller and its Affiliates, three (3) sessions), in each case during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements, (ii) a customary virtual bank meeting and customary roadshow meetings, and (iii) preparation of customary rating agency presentations and virtual meetings with one or more rating agencies (but not to exceed, in any case, together with any other rating agency presentations and virtual meetings participated in by the senior management team of the Seller or its Affiliates at the request of the Buyer or its Affiliates in respect of any other assets of the Seller and its Affiliates, three (3) meetings) and (b) the delivery of customary authorization letters and confirmations in connection with the Marketing Material with respect to presence or absence of material non-public information and material accuracy of the information contained therein.
“Marketing Material” means a customary “public side” bank book, a customary “private side” bank book, a customary lender presentation, customary offering documents, confidential information memoranda or similar documents or materials customarily prepared and used in connection with a syndication and marketing of the Debt Financing regarding the business, operations, financial condition, projections and prospects of each of the Company

Entities and its Subsidiaries and to be used by Buyer in connection with a syndication and marketing of the Debt Financing.
“Material Adverse Effect” means: any change, event, occurrence, fact, circumstance, condition or effect that, individually or together with any other changes, events, occurrences, facts, circumstances, condition or effects, (a) with respect to the Company Entities, has had or would reasonably be expected to have a material adverse effect on the business, operations, properties, condition (financial or otherwise) or results of operations of the Company Entities, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur under this clause (a): (i) changes generally affecting the industries or geographies in which the Company Entities operate, whether national, regional, state, provincial or local (including (A) changes in the electric generating, transmission or distribution industries, (B) changes in the energy industry or wholesale or retail markets for electric power, power generation (including capacity or resource adequacy), power transmission, battery storage or frequency modulation (or other ancillary services) or other electricity or fuel supply or other transportation or related products and operations, including those due to actions by competitors and regulators, (C) changes in the electric transmission or distribution systems generally, including due to new generating facilities, and (D) changes in the markets for or cost of electricity generally, including due to new generating facilities); (ii) changes in general business, economic, regulatory or political conditions, including inflation or deflation, any acts of war, terrorism, sabotage, outbreak or escalation of hostilities or change in geopolitical conditions; (iii) local, regional, national or international political, social or health conditions, including any Public Health Matter (including any commercially reasonable action or omission of Seller or any Company Entity in response to any Public Health Matter or any Public Health Measure); (iv) changes in Law or regulatory policy or the interpretation or enforcement thereof; (v) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security, asset class or any market index or any changes in general credit availability; (vi) changes in fiscal or monetary policies, including any changes in interest rates or quantitative easing or quantitative tightening policies; (vii) changes in economic or financial sanctions, trade embargoes, tariffs or other trade restrictions; (viii) changes in accounting requirements or principles; (ix) effects of weather, meteorological conditions or events or other natural disasters on the operating performance of the Project associated with such weather or meteorological conditions, events or other natural disasters (clauses (i) through (ix), collectively, “External Events”); (x) the announcement, negotiation, pendency, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, including the identity of, or the effect of any fact or circumstance relating to, Buyer or any of its Subsidiaries or Affiliates or any communication by Buyer or any of its Subsidiaries or Affiliates regarding plans, proposals or projections with respect to the Company Entities (including any impact on the relationship of the Company Entities, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners); (xi) actions expressly required or permitted to be taken by the Company Entities in accordance with this Agreement or the other Transaction Documents or requested, or consented to, by Buyer or any of its Subsidiaries or Affiliates; (xii) any Casualty Loss; or (xiii) failure by any Company Entity to meet any projections or forecasts for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect; provided further that this clause (xiii) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any projections or forecasts, and no such representations or warranties are being made); provided, however, that, in the case of an External Event, such External Event may be taken into account to the extent it adversely affects the Company Entities, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industry and the geographic area served by the PJM in which the Company Entities operate; (b) with respect to Buyer, has or would reasonably be expected to prevent or materially delay the performance by Buyer or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents; and (c) with respect to Seller, has or would reasonably be expected to prevent the performance by Seller or its Affiliates of any obligation under, or the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents.
“Material Contracts” means the following Contracts to which any Company Entity is a party or by which any Company Entity or any of its properties or assets may be bound, together with all amendments, exhibits, annexes or other supplements thereto, and which are in effect as of the date hereof: (a) each interconnection Contract, including any related service Contract; (b) each Contract for the purchase, sale, storage, exchange, supply, or delivery of energy, capacity, power, steam, water or ancillary services; (c) each Contract for the transmission of electricity; (d) each Contract for the sale, purchase, supply, storage or transport of natural gas or other fuel supply; (e) each Hedging Contract; (f) each operation, maintenance and management Contract that is material to the operation of the Project; (g) each Contract (other than any Real Property Agreement) which provides for aggregate future payments to or from any Company Entity in excess of $2,000,000 per year or $4,000,000 in the aggregate; (h) each Contract which contains any covenant that purports to restrict any of the Company Entities from (i) soliciting, competing or engaging in any line of business or operating in any geographic area, (ii) soliciting any employee, customer or other Person for business, employment or other purposes, or (iii) selling, transferring, pledging or otherwise disposing of any material asset; (i) each Contract pursuant to which any Company Entity is required to purchase its total requirements of any product or service from a third party or any Contracts with “sole source” suppliers; (j) each Contract that obligates any Company Entity to make a minimum amount of purchases of goods or services or for any “take or pay” obligations; (k) each Contract which contains any right of first refusal, exclusivity, most favored nation or similar rights; (l) each Contract under which any Company Entity has (i) created, incurred, assumed or guaranteed any outstanding Indebtedness or (ii) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness; (m) each Affiliate Contract; (n) the Financing Documents; (o) each Contract establishing any joint venture, strategic alliance, co-development, co-tenancy or shared facilities relationship; (p) each Contract (i) pursuant to which any Intellectual Property material to the operation of the Project as currently operated or any Company Entity is licensed (or any right is granted) by, to or from any Company Entity (provided that the following shall not be required to be set forth on Section 3.12(p) of the Seller Disclosure Schedule with respect to this clause (p)(i): (A) Off the Shelf Software Licenses, (B) non-exclusive licenses in Contracts with customers entered into in the Ordinary Course of Business, (C) non-exclusive licenses in

Contracts with contractors or vendors entered into in the Ordinary Course of Business where the license is incidental to the services provided from such contractor or vendor and (D) non-exclusive non-disclosure and confidentiality agreements entered into in the Ordinary Course of Business), or (ii) that relates to the acquisition, divestiture, or development of Intellectual Property (provided that assignments of Intellectual Property to a Company Entity from employees, contractors, and consultants to any Company Entity in the Ordinary Course of Business shall not be required to be set forth on Section 3.12(p) of the Seller Disclosure Schedule with respect to this clause (p)(ii)), that arose out of any Intellectual Property-related dispute, or that were entered into outside of the Ordinary Course of Business, or that materially and adversely affect any Company Entity’s ability to own, use, transfer, license, disclose or enforce any Company Owned IP; (q) each Contract providing for the acquisition or disposition by any Company Entity of any business or division of any business (whether by merger, purchase or sale of Interests or assets or otherwise) occurring after the date of this Agreement or pursuant to which any Company Entity has an existing obligation to pay any material amounts in respect of indemnification obligations, purchase price adjustments, earn-outs, deferred purchase price, or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business or division or line of business or assets; (r) each Contract providing for the purchase or sale of any material assets or Interests of any Company Entity (whether by merger or otherwise, other than sales of inventory or obsolete equipment, in each case, in the Ordinary Course of Business) pursuant to which any Company Entity has any ongoing indemnification obligations (excluding in respect of customary fundamental representations and warranties) or earnout or similar contingent payment obligations, or the grant of any preferential rights to purchase any such material assets; (s) each Contract providing for the lease of any tangible assets (other than the Real Property Agreements) with a value greater than $500,000 in any calendar year with respect to each such Contract or series of related Contracts; (t) each Contract entered into since the Lookback Date involving the resolution, compromise or settlement of any actual or threatened Action in an amount greater than $500,000; (u) other than in connection with the Financing Documents, each Contract of guaranty, surety or other indemnification (excluding indemnification provisions customarily included in Contracts entered into in the Ordinary Course of Business), direct or indirect, by any Company Entity (v) other than any Governing Documents, each investor rights or equity holder agreement, voting agreement or other Contract with respect to the voting, issuance, sale, transfer or other disposition of any Interests in any Company Entity; (w) each shared facilities Contract or other Contract for the shared or joint use, operation or maintenance of any real or personal assets; (x) each Contract with a Governmental Authority, including any settlement, conciliation or similar agreement with a Governmental Authority or pursuant to which a Company Entity will have any material outstanding obligation after the date of this Agreement; (y) any Contract with any non-profit organization, nongovernmental organization, advocacy group, community group or similar organization including any settlement, conciliation or similar agreement with and of the foregoing Persons; and (z) any legally binding commitment to enter into any of the foregoing.
“Matter Description” has the meaning set forth in Section 6.1(b).
“MBR Authority” means an order by FERC pursuant to Section 205 of the FPA and the rules and regulations of FERC (a) authorizing an entity to engage in wholesale sales of electric energy, capacity or ancillary services at market-based rates, (b) accepting a tariff for filing that provides for such sales, and (c) granting such regulatory waivers and blanket authorizations as are customarily granted to persons with such authority, including blanket authorization to issue securities and assume liabilities and obligations pursuant to Section 204 of the FPA and Part 34 of FERC’s regulations.
“NERC” means the North American Electric Reliability Corporation and any “Regional Entity” delegated with authority pursuant to 18 C.F.R. § 39.8, and any successor thereto.
“Non-Recourse Persons” has the meaning set forth in Section 10.11.
“O&M Agreement” means that certain Operation and Maintenance Agreement for the Guernsey Power Station, dated May 13, 2019, by and between the Project Company and O&M Provider, as may be amended from time to time.
“O&M Provider” means EthosEnergy Power Plant Services, LLC, a Nevada limited liability company.
“OFAC” has the meaning set forth in the definition of “Sanctioned Person.”
“Off the Shelf Software Licenses” means click wrap, shrink wrap or other standard, non-exclusive licenses for generally commercially available or off the shelf software used by the Company Entities solely for their internal business purposes, in each case with aggregate license, maintenance, support and other fees of less than $100,000 per year.
“Operating Budgets” means the operating budgets for the Company Entities and the Project for the fiscal year 2025 attached hereto as Exhibit E (without giving effect to any amendments or other modifications thereto following the date hereof).
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Company Entities consistent with past practice, taken as a whole.
“Other Indemnitors” has the meaning set forth in Section 6.9(d).
“Owned Real Property” has the meaning set forth in Section 3.10(a).
“Parent Guarantor” has the meaning set forth in the recitals to this Agreement.
“Parent Guaranty” has the meaning set forth in the recitals to this Agreement.
“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.
“Pass-Through Income Tax Return” means any Tax Return reporting the income of the Company Entities if (a) such entity is treated as a partnership or disregarded entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Return would also be reported as income on a Tax Return of Seller (or any direct or indirect owner of Seller).
“Payoff Indebtedness” has the meaning set forth in Section 2.3(b)(ii).
“Payoff Indebtedness Amount” has the meaning set forth in Section 2.3(b)(ii).
“Payoff Letters” has the meaning set forth in Section 2.3(b)(ii).
“Permits” means permits, licenses, franchises, registrations, variances, authorizations, certifications, consents, exemptions, waivers and approvals obtained from any Governmental Authority.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business, which are not yet due or payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements for personal property, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens arising under or created by any of the Financing Documents other than as a result of a breach or default under such Financing Document, (h) non-exclusive licenses of Intellectual Property granted by a Company Entity in the Ordinary Course of Business, (i) with respect to the Owned Real Property, restrictions, easements, covenants, conditions, and other similar matters of record affecting title to the Owned Real Property, which do not or would not materially impair the current use, occupancy or value of such Owned Real Property in the Ordinary Course of Business of the Company Entities conducted thereon, (j) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property and which are not violated by the current use or occupancy of such Real Property in the Ordinary Course of Business or any violation of which would not reasonably be expected to be material to the Company Entities or the Project, taken as a whole, (k) Liens in favor of another Company Entity, (l) any right, interest, title or other Lien of a lessor or sublessor in the leased property under any lease included in the Due Diligence Materials to the extent such Liens are not currently enforceable as a result of a breach or default by any Company Entity, (m) Liens that will be released at or prior to Closing, and (n) Liens listed on Section 1.1(c) of the Seller Disclosure Schedule.
“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Authority, or other entity of any kind.

“Personal Information” means a natural person’s name, street address, telephone number, email address, photograph, social security number, driver’s license number, passport number or customer or account number or any other piece of information that identifies or locates a natural person or that, in combination with other reasonably available data, can be used to identify or locate a natural person, or is otherwise considered to be “personal information”, “personal data”, or the like under any Law.
“PJM” means PJM Interconnection, L.L.C.
“PJM Tariff” means the PJM Open Access Transmission Tariff.
“PPA Methodology” has the meaning set forth in Section 2.5.
“Pre-Closing Covenants” has the meaning set forth in Section 8.1.
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period that ends on and includes the Closing Date.
“Privacy Laws” means any applicable Laws relating to privacy, data security, data protection or to the collection, storage, processing, use, safeguarding, disclosure, disposal, sharing, protection, other Processing, or transfer of Personal Information.
“Process”, “Processing”, or “Processed” means the collection, use, storage, processing, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.
“Project” has the meaning set forth in the recitals to this Agreement.
“Project Company” means Guernsey Power Station LLC, a Delaware limited liability company.
“Project Holding Company” has the meaning set forth in the recitals to this Agreement.
“Project Holding Company Interests” has the meaning set forth in the recitals to this Agreement.
“Proposed Allocation Schedule” has the meaning set forth in Section 2.5.
“Protest Notice” has the meaning set forth in Section 2.4(d).
“Public Health Matter” means any epidemic, pandemic, public health emergency or disease outbreak.

“Public Health Measure” means any “shelter-in-place”, “stay at home”, quarantine, workforce reduction, social distancing, shut down, closure, sequester or other conditions or restrictions, or any other Law, directive, pronouncement, guideline or recommendations by a Governmental Authority, the U.S. Centers for Disease Control and Prevention, the World Health Organization or an applicable industry group in connection with or in respect of any Public Health Matter.
“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing rules and regulations promulgated thereunder.
“Purchase Price” means an amount equal to (a) the Enterprise Value, plus (b) the amount of Closing Cash, minus (c) the amount of Closing Indebtedness, plus (d) the amount of Closing Net Working Capital, minus (e) the amount of Closing Transaction Expenses, minus (f) (i) if the amount of the Aggregate Restoration Cost (if any) exceeds one percent (1%) of the Enterprise Value, such Aggregate Restoration Cost pursuant to Section 6.12, or (ii) otherwise, $0.
“R&W Policy” has the meaning set forth in Section 6.10.
“Reactive Refund Liability” means (a) the amount equal to (i) $82,429.50 per month for the period between June 1, 2023 and February 29, 2024, plus (ii) the interest accrued on the amount set forth in clause (i) pursuant to 18 C.F.R. § 35.19a for each month through the Calculation Time; or (b) if such amount calculated in clause (a) is paid by the Project Company prior to the Closing Date pursuant to a final order in FERC Docket No. ER23-1760, then such amount shall be equal to zero dollars ($0.00).
“Real Estate Deliveries” means affidavits, waivers, estoppels, access agreements, subordinations, non-disturbance or attornment agreements or other real estate deliverables in respect of any Real Property or any title insurance covering any Real Property.
“Real Property” has the meaning set forth in Section 3.10(c).
“Real Property Agreements” has the meaning set forth in Section 3.10(a).
“Releasees” has the meaning set forth in Section 8.2(d).
“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Remedy Action” has the meaning set forth in Section 6.4(e).
“Representatives” means, with respect to any Person, such Person’s directors, managers, members, officers, employees, agents, partners, attorneys, consultants, advisors or other Persons acting on behalf of such Person.

“Restoration Cost” has the meaning set forth in Section 6.12(a).
“Retained Rights” has the meaning set forth in Section 8.1.
“Right” means any option, warrant, phantom stock, stock appreciation, profit participation or similar equity-based rights, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase, hypothecate, rehypothecate or otherwise acquire any equity or equity-based interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
“Sanctioned Country” means any country or region that is itself, or has been since April 24, 2019, the subject or target of comprehensive Sanctions (including Cuba, Iran, North Korea, Syria, and the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).
“Sanctioned Person” means any Person that is (i) listed on any Sanctions-related list of designated or blocked persons, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or the government of Venezuela as defined in Appendix A Section 6(d) to 31 C.F.R. Part 591; (ii) located, organized, or ordinarily resident in a Sanctioned Country; (iii) in the aggregate, 50 percent or greater owned or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing pursuant to Sanctions.
“Sanctions” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, of jurisdictions where the Company Entities are located or doing business, including the Laws administered or enforced by the United States (including by OFAC), the European Union, the United Nations, and His Majesty’s Treasury.
“SEC” has the meaning set forth in Section 6.13(a)(iv).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Disclosure Schedule” means the disclosure schedule (together with all attachments and appendices thereto) delivered by Seller to Buyer on the date hereof and attached hereto, as may be supplemented in accordance with the terms hereof.
“Seller Entities” means Seller and the Subsidiary Seller.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization), Section 3.2(a) (Noncontravention), Section 3.3 (Capitalization), Section 3.4 (Ownership), Section 3.18 (Brokers’ Fees), Section 4.1

(Organization), Section 4.2 (Authorization), Section 4.3(a) (Noncontravention), Section 4.4 (Brokers’ Fees) and Section 4.6 (Project Holding Company Interests).
“Seller Related Parties” means, collectively, Seller, each of the direct and indirect equity holders and Affiliates of Seller and each of the incorporators, members, partners, equity holders, Affiliates or current, former or future Representatives of any of the foregoing.
“Seller Released Claims” has the meaning set forth in Section 8.2(d).
“Seller Releasee” has the meaning set forth in Section 8.2(d).
“Seller Releasor” has the meaning set forth in Section 8.2(d).
“Seller Returns” has the meaning set forth in Section 6.7(b).
“Seller’s Counsel” has the meaning set forth in Section 10.13(a).
“Site” means the Real Property on which the Project is situated.
“Specified Asset” means the asset set forth on Section 6.4(f) of the Buyer Disclosure Schedule.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Straddle Period Return” has the meaning set forth in Section 6.7(b).
“Subrogation Waiver” has the meaning set forth in Section 6.10.
“Subsidiary” means with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Subsidiary Seller” has the meaning set forth in the preamble to this Agreement.
“Subsidiary Seller LLCA” has the meaning set forth in the recitals to this Agreement.
“Talen” means Talen Energy Corporation, a Delaware corporation.
“Target Working Capital Amount” means $0.
“Tax” means any federal, state, local, or foreign tax, including income, net proceeds, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, imposed by any Governmental Authority, and including any interest, penalty, or addition to tax thereto.

“Tax Proceeding” has the meaning set forth in Section 6.7(d).
“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Termination Date” has the meaning set forth in Section 9.1(b).
“Third Party Assurance” means any outstanding letter of credit, surety bond or similar instrument issued with respect to any Company Entity.
“Trade Controls” has the meaning set forth in Section 3.27(a).
“Trademarks” means (a) trademarks, service marks, trade dress, logos, trade names, domain names, and social media accounts and handles, and (b) all registrations and applications for registration of any of the foregoing, together with the goodwill symbolized by any of the foregoing (a) or (b).
“Transaction Documents” means this Agreement, the Parent Guaranty, the Assignment and Assumption Agreement, the Confidentiality Agreement, and all other documents delivered or required to be delivered by any Party at the Closing pursuant to this Agreement.
“Transaction Expenses” means, without duplication, to the extent unpaid as of the Calculation Time, all legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by any Company Entity prior to the Closing with respect to the negotiation, preparation, execution, and delivery of this Agreement and the other Transaction Documents and related agreements and documents, and the consummation of the transactions contemplated hereby and thereby, and the negotiation and preparation with respect to other potential transactions involving a sale of the Project Holding Company Interests or any similar transaction (including any purchase of the Company Entities’ Interests or any merger, sale of substantially all assets or similar transaction involving any Company Entity or any of its Affiliates), including, (a) any transaction, change in control, retention or stay bonuses, severance, incentive, phantom equity or deferred compensation payments or other similar payments or obligations to any current or former employee, officer, director or other individual service provider of any Company Entity or the O&M Provider payable in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, unemployment, or similar Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date, (b) brokers’ or finders’ fees incurred by or on behalf of any Company Entity, (c) fees payable by any Company Entity pursuant to any management or similar agreement with any direct or indirect Affiliate of any Company Entity

(other than another Company Entity), and (d) fees and expenses of any Seller Entity or the Company Entities incurred with respect to obtaining the consent of the BlackRock Member and the Class B Member, including with respect to the negotiation of, and entry into, the BlackRock Member Consent Agreement and the Class B Member Consent Agreement; provided, however, that in no event shall Transaction Expenses include any (i) Buyer Expense or (ii) amount included in Closing Indebtedness, Closing Net Working Capital or Restoration Costs.
“Transfer Taxes” means any and all transfer, sales, use, value-added, excise, stock, stamp, documentary, filing, recording and other similar Taxes, including all applicable real property or leasehold interest transfer or gains Taxes, but excluding any Income Taxes.
“Transition Services Agreement” means that certain Transition Services Agreement substantially in the form attached hereto as Exhibit D.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
“Working Capital” means an amount equal to: (a) the current assets of the Company Entities that are included in the line item categories of current assets specifically identified in Annex A of Schedule I, minus (b) the current liabilities of the Company Entities that are included in the line item categories of current liabilities specifically identified in Annex A of Schedule I, in each case, calculated in accordance with the Accounting Principles, minus (c) the Reactive Refund Liability of the Company Entities that are included in the line item categories of current liabilities specifically identified in Annex A of Schedule I; provided, however, that in no event shall “Working Capital” include any (i) Cash, (ii) Indebtedness, (iii) Transaction Expenses, (iv) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to the Closing, (v) deferred Tax assets or deferred Tax liabilities, (vi) Restoration Costs or (vii) liabilities of the Company Entities for the purchase of any capital spares under the GE CSA.
Section 1.2Interpretation.
(a)The definitions in Section 1.1 shall apply equally to both the singular and plural forms and to correlative forms of the terms defined.
(b)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(c)The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(d)The words “hereby,” “herewith,” “hereto,” “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement and the Seller Disclosure Schedule and Buyer Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require.
(e)The words “true,” “correct,” “complete,” “accurate” and words of similar import shall be deemed to refer to “true and correct” regardless of which word or combination of words is used.

(f)The word “or” has the inclusive meaning represented by the phrase “and/or.”
(g)For purposes of Article III, information shall be deemed to have been “made available” (or words of similar import) to Buyer if such information was included in the Due Diligence Materials.
(h)Unless the context shall otherwise require, all references herein to Articles, Sections, Exhibits, Schedules and the Seller Disclosure Schedule and Buyer Disclosure Schedule shall be deemed references to Articles, Sections and Exhibits of, and Schedules and the Seller Disclosure Schedule and Buyer Disclosure Schedule to, this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(i)Unless the context shall otherwise require, any references to any Contract (including this Agreement) or Law shall be deemed to be references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions).
(j)Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities.
(k)Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.
(l)Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(m)Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP.
(n)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.
(o)All monetary figures or references to dollars or “$” shall be in United States dollars unless otherwise specified.
(p)Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
(q)The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

Article II.

PURCHASE AND SALE OF THE PROJECT HOLDING COMPANY INTERESTS
Section 2.1Purchase and Sale of the Project Holding Company Interests. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from the Subsidiary Seller, and Seller agrees to cause the Subsidiary Seller to sell, assign, transfer and deliver to Buyer or its designated Affiliate(s), free and clear of all Liens (other than any restrictions on sales of securities under applicable securities Laws and Liens arising under the Governing Documents of the Project Holding Company), all of the Project Holding Company Interests at the Closing, for the consideration specified in Section 2.2.
Section 2.2Purchase Price. The aggregate purchase price to be paid by Buyer to the Subsidiary Seller for the Project Holding Company Interests shall consist of an amount in cash equal to the Purchase Price.
Section 2.3Closing.
(a)Subject to the satisfaction or, when permissible, waiver in writing of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) at the offices of Paul Hastings LLP, 200 Park Avenue, New York, New York 10166 (or remotely via the electronic exchange of closing deliveries), at 10:00 a.m. Eastern Time on the day that is three (3) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or waived, or (ii) on such other date or at such other time or place as the Parties may mutually agree upon in writing. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously.
(b)At the Closing, Seller shall deliver, or cause the Subsidiary Seller to deliver, to Buyer the following:
(i)a signature page counterpart to the Assignment and Assumption Agreement for the Project Holding Company, duly executed by the Subsidiary Seller;
(ii)customary payoff letters (collectively, the “Payoff Letters”), issued by each holder(s) or agent for such holder(s) of Indebtedness or other obligations set forth on Section 2.3(b)(ii) of the Seller Disclosure Schedule (such Indebtedness and other obligations, the “Payoff Indebtedness”) (drafts of which shall be provided no later than three (3) Business Days prior to the Closing Date), with respect to such Payoff Indebtedness, (A) setting forth the amount required to repay in full all such Payoff Indebtedness (the “Payoff Indebtedness Amount”), (B) specifying the arrangements made for the cancellation of all existing letters of credit issued under the Payoff Indebtedness and (C) providing for (x) a release by or on behalf of the holders of such Payoff Indebtedness of all security interests granted by the Company Entities to secure such Payoff Indebtedness and (y) the termination of such Payoff Indebtedness (except for customary obligations surviving the termination thereof or otherwise permitted to survive the termination thereof), in each case, upon satisfaction of the conditions set forth therein;
(iii)the Escrow Agreement, duly executed by Seller and the Subsidiary Seller;
(iv)evidence of resignations or removals, effective as of the Closing, of each of the directors, managers and officers of the Company Entities appointed or designated to such positions by Seller or its Affiliates;

(v)a duly executed IRS Form W-9 from the Subsidiary Seller; provided, however, that Buyer’s sole right if the Subsidiary Seller fails to provide such certificates shall be to make appropriate withholding under Sections 1445 and 1446 of the Code under Section 2.7;
(vi)the certificate referred to in Section 7.3(c);
(vii)the Transition Services Agreement, duly executed by Seller; and
(viii)a certificate of good standing for each Company Entity from the Secretary of State of the state of such Company Entity’s formation, dated within five (5) Business Days of the Closing.
(c)At the Closing, Buyer shall deliver, or cause to be delivered, the following:
(i)to the Subsidiary Seller, an amount equal to (A) the Estimated Purchase Price minus (B) the Adjustment Escrow Deposit, by wire transfer of immediately available funds, to the bank account or accounts designated in writing at least three (3) Business Days prior to the Closing Date by Seller to Buyer;
(ii)to Seller, a signature page counterpart to the applicable Assignment and Assumption Agreement for the Project Holding Company, duly executed by Buyer;
(iii)the Escrow Agreement, duly executed by Buyer;
(iv)the certificate referred to in Section 7.2(c); and
(v)the Transition Services Agreement, duly executed by Buyer.
(d)At the Closing, Buyer shall pay or cause to be paid, on behalf of the applicable Company Entities, the Payoff Indebtedness Amount to the agent, lenders or other obligees named in the applicable Payoff Letter.
(e)At the Closing, Buyer shall pay or cause to be paid, on behalf of Seller and the Company Entities, the Estimated Closing Transaction Expenses to the obligees thereof.
(f)At the Closing, Buyer shall deposit, or cause to be deposited, with Citibank, N.A. (the “Escrow Agent”), an amount equal to $23,301,160 (together with any Escrow Earnings (as defined in the Escrow Agreement), the “Adjustment Escrow Deposit”), to be held in escrow in a separate account (the “Adjustment Escrow Account”) and disbursed by the Escrow Agent in accordance with Section 2.4(f) and Section 2.4(g) and the terms and provisions of an Escrow Agreement substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”).
(g)Any portion of any amount due to a Party under this Agreement not paid on its respective due date shall bear interest at a rate of eight percent (8%) per annum until paid in full.
Section 2.4Purchase Price Adjustments.
(a)Estimated Closing Schedule. On or before the date which is three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a schedule (the

“Estimated Closing Schedule”) setting forth Seller’s good faith estimate of (i) (x) the amount of Closing Cash (the “Estimated Closing Cash”), (y) the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”) and (z) the amount of Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the amount of Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), (iii) the Estimated Purchase Price resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof, and (iv) wire transfer instructions for payment of (x) the Estimated Purchase Price to Seller, (y) the applicable portion of the Payoff Indebtedness Amount payable to the agent, lenders or other obligees named in each Payoff Letter and (z) the Estimated Closing Transaction Expenses to the obligees thereof. Following the delivery of the Estimated Closing Schedule to Buyer, Seller shall consider in good faith any reasonable comments provided by Buyer based on Buyer’s review of the Estimated Closing Schedule and such supporting documentation; provided, however, that if there is a dispute over the Estimated Closing Schedule (or any component thereof), the Estimated Closing Schedule delivered by Seller shall govern in all respects, and the obligation of Seller to consider such reasonable comments of Buyer regarding the Estimated Closing Schedule shall in no event require that Seller revise its calculation of the Estimated Closing Schedule or that the Closing be postponed or otherwise delayed.
(b)Actual Closing Schedule. As soon as practicable, but not later than sixty (60) days after the Closing Date (the “Delivery Deadline”), Buyer shall prepare in good faith and deliver to Seller a schedule (the “Actual Closing Schedule”) setting forth Buyer’s good faith determination of (i) (x) the amount of Closing Cash, (y) the amount of Closing Indebtedness and (z) the amount of Closing Net Working Capital, (ii) the amount of Closing Transaction Expenses, and (iii) the Purchase Price resulting therefrom, in each case, together with reasonably detailed supporting documents for the calculation thereof; provided, however, that if Buyer fails to deliver the Actual Closing Schedule in accordance with the foregoing on or prior to the Delivery Deadline, then the Estimated Closing Schedule shall be deemed to be the Actual Closing Schedule, and Seller may deliver a Protest Notice with respect thereto in accordance with Section 2.4(d). The Parties acknowledge and agree that the intent of the Parties is to determine, (A) the Closing Cash, Closing Indebtedness and Closing Net Working Capital, (B) the Closing Transaction Expenses, and (C) the Purchase Price resulting therefrom, in each case, in accordance with the definitions thereof set forth herein and the Accounting Principles, and not to permit the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies.
(c)Reasonable Access. After delivery of the Actual Closing Schedule (or the Delivery Deadline, if Buyer fails to deliver the Actual Closing Schedule by the Delivery Deadline), Buyer shall, and shall cause the Company Entities to, cooperate and provide to Seller and its Representatives all information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) necessary for the preparation of the Actual Closing Schedule and the calculation of the Purchase Price and shall make available, during normal business hours, all personnel (including outside accountants and other advisors), in each case as may be reasonably requested by Seller in connection with its review of the Actual Closing Schedule and the resolution of any disputes with respect thereto.
(d)Protest Notice. Within thirty (30) days after delivery of the Actual Closing Schedule (or the Delivery Deadline, if Buyer fails to deliver the Actual Closing Schedule by the Delivery Deadline), Seller may deliver written notice (the “Protest Notice”) to Buyer of any disagreement that Seller may have as to the Actual Closing Schedule setting forth in reasonable detail the items in dispute. If Seller fails to deliver a Protest Notice in respect of the Actual Closing Schedule on or before the date which is thirty (30) days after delivery of the Actual Closing Schedule (or the Delivery Deadline, if Buyer fails to deliver the Actual Closing Schedule by the Delivery Deadline), the Closing Cash, the Closing Indebtedness, the Closing Net

Working Capital, Closing Transaction Expenses and the Purchase Price resulting therefrom as set forth on the Actual Closing Schedule shall be final, binding and non-appealable by the Parties.
(e)Resolution of Protest. If a Protest Notice is timely delivered in accordance with Section 2.4(d), Seller and Buyer shall promptly negotiate in good faith to resolve all items disputed by Seller in the Protest Notice. If Buyer and Seller are unable to resolve in writing all items disputed by Seller in the Protest Notice within thirty (30) days after Buyer’s receipt of the Protest Notice, then either Seller or Buyer shall have the right to cause the Parties to jointly engage Ernst & Young LLP, or if such firm is unable or unwilling to accept its appointment, an independent nationally recognized accounting firm with experience in such matters and that is mutually agreed upon by Seller and Buyer (in either case, the “Accounting Firm”), to resolve the remaining disputed items. The Accounting Firm shall act as an expert (and not an arbitrator) to determine, based solely on presentations and submissions by Seller and Buyer and not by independent review, only those items still in dispute, in each case, in accordance with the applicable definitions set forth herein and the Accounting Principles (and not with the use or introduction of any other accounting principles, practices, policies, procedures, conventions, classifications, estimation techniques, judgments or methodologies). All discussions and presentations by Seller or Buyer to the Accounting Firm must take place in the presence (including by telephone) of the other Party, and all submissions made by Seller or Buyer to the Accounting Firm must be concurrently delivered to the other Party. All presentations and submissions by Seller and Buyer shall be made to the Accounting Firm no later than fifteen (15) days after the engagement of the Accounting Firm, and the Accounting Firm shall be instructed by Seller and Buyer to render its written decision with respect to only those items still in dispute no later than fifteen (15) days thereafter (it being acknowledged and agreed that the failure of the Accounting Firm to timely deliver its written decision shall not render the determination of the Accounting Firm invalid). In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value of such item claimed by either Party. All determinations made by the Accounting Firm in its written decision will be final, binding and non-appealable by the Parties. Judgment may be entered upon the written decision of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accounting Firm shall be allocated between Buyer and Seller (as determined by the Accounting Firm) so that Seller’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the aggregate amount in dispute that is ultimately unsuccessfully disputed by Seller and the denominator of which is the total amount in dispute submitted to the Accounting Firm. The balance of such fees and expenses shall be paid by Buyer. The term “Final Closing Schedule,” as used in this Agreement, shall mean the Actual Closing Schedule if deemed final in accordance with Section 2.4(d) or the definitive Final Closing Schedule agreed to in writing by Seller and Buyer or resulting from the determinations made by the Accounting Firm in accordance with this Section 2.4(e).
(f)Payment. Within five (5) Business Days after the determination of a Final Closing Schedule:
(i)if the Estimated Purchase Price is greater than the Purchase Price, then such difference, up to the amount of the Adjustment Escrow Deposit, shall be disbursed from the Adjustment Escrow Account to Buyer; or
(ii)if the Estimated Purchase Price is less than the Purchase Price, then Buyer shall pay to the Subsidiary Seller such difference by wire transfer of immediately available funds to an account designated by Seller; provided, however, that in no event will Buyer be obligated under this Section 2.4(f)(ii) to pay to the Subsidiary Seller an amount in excess of the amount of the Adjustment Escrow Deposit.

(g)Adjustment Escrow. Within five (5) Business Days after the determination of the Final Closing Schedule, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent instructing it to disburse all of the funds in the Adjustment Escrow Account as follows: (i) to Buyer, the amount (if any) payable to Buyer pursuant to Section 2.4(f)(i), and (ii) to the Subsidiary Seller, the remaining funds in the Adjustment Escrow Account by wire transfer of immediately available funds to the Subsidiary Seller to an account designated by Seller.
(h)Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except with respect to Retained Rights, (i) the process and adjustment set forth in this Section 2.4 shall be the sole and exclusive remedy of the Parties with respect to items required hereunder to be included or reflected in the calculation of the Purchase Price and (ii) (A) Buyer’s right to receive a disbursement from the Adjustment Escrow Account pursuant to Section 2.4(f)(i) shall be Buyer’s sole and exclusive remedy in the event that the Purchase Price is less than the Estimated Purchase Price (and in no event shall any Buyer Related Party have any remedy, recourse or entitlement whatsoever, whether at law or in equity, against any Seller Related Party (other than Seller solely with respect to its obligation to deliver a joint written instruction to the Escrow Agent pursuant to Section 2.4(g)(i)) with respect thereto) and (B) Seller’s rights to receive a payment from Buyer pursuant to Section 2.4(f)(ii) and a disbursement of all of the funds in the Adjustment Escrow Account pursuant to Section 2.4(g) shall be Seller’s exclusive remedies in the event that the Estimated Purchase Price is less than the Purchase Price (and in no event shall any Seller Related Party have any remedy, recourse or entitlement whatsoever, whether at law or in equity, against any Buyer Related Party (other than Buyer subject to the foregoing limitations) with respect thereto).
Section 2.5Purchase Price Allocation. Within 120 days of the Final Closing Schedule being determined pursuant to Section 2.4, Buyer shall prepare and deliver to Seller a proposed allocation schedule (the “Proposed Allocation Schedule”) prepared in accordance with (i) Section 1060 of the Code, (ii) the Treasury Regulations thereunder and (iii) the methodology set forth in Section 2.5 of the Seller Disclosure Schedules (clauses (i), (ii) and (iii), collectively, the “PPA Methodology”) further allocating the Purchase Price (plus any liabilities taken into account as consideration for the Project Holding Company Interests under applicable Tax Law) among the separate classes of assets of the Project Holding Company. Seller shall have thirty (30) days following receipt of the Proposed Allocation Schedule to review and comment thereon. If Seller does not provide any comments within such thirty (30) day period, the Proposed Allocation Schedule shall become final (the “Final Allocation Schedule”). If Seller does provide comments within such thirty (30) day period, Seller and Buyer will negotiate in good faith to resolve any such comments within the thirty (30) days following the receipt by Buyer of Seller’s comments, and upon any such resolution, the Proposed Allocation Schedule, as so amended, shall become the Final Allocation Schedule. The Final Allocation Schedule shall be revised in accordance with the PPA Methodology to take into account any subsequent adjustments to the Purchase Price. If Seller and Buyer are unable to reach an agreement as to any such comments within such thirty (30) day period, then either Seller or Buyer may engage the Accounting Firm to resolve any such dispute. The Party engaging the Accounting Firm shall provide prompt written notice to the other Party in respect of such engagement. The Accounting Firm shall within thirty (30) days resolve the disagreement between the Parties in accordance with the PPA Methodology and determine the appropriate Final Allocation Schedule. The fees, costs and expenses of the Accounting Firm incurred shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer agree to report on their respective Tax Returns based on the Final Allocation Schedule as ultimately agreed to or as determined by the Accounting Firm pursuant to this Section 2.5 and neither Seller nor Buyer shall take any position that is inconsistent with the Final Allocation Schedule as ultimately agreed to or as determined by the Accounting Firm pursuant to this Section 2.5 except as otherwise required by a “determination” as defined in Section 1313 of the Code (or any comparable provision of state or local Tax Law).

Section 2.6Transfer Taxes. Notwithstanding anything herein to the contrary, responsibility for any and all Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be borne solely by Buyer. The Parties will reasonably cooperate in the preparation and filing of any Tax Returns or other documentation in connection with any Transfer Taxes subject to this Section 2.6, including joining in the execution of any such Tax Returns and other documentation to the extent required by Law.
Section 2.7Withholding. Buyer and the Company Entities shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law; provided, however, that except with respect to any withholding required as a result of the failure of Seller to provide an IRS Form W-9 as required under Section 2.3(b)(v), Buyer shall give written notice to Seller prior to any deduction or withholding, and shall use commercially reasonable efforts to provide such notice within at least (3) Business Days of such deduction or withholding in reasonable detail and shall reasonably cooperate with Seller to reduce, mitigate or eliminate any withholding that otherwise would be required. Amounts withheld in accordance with this Section 2.7 shall be timely paid over to the appropriate Governmental Authority and, upon timely payment to such Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon request by the Party so withheld upon, Buyer will provide a receipt from the applicable Governmental Authority regarding such withholding.
Article III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date, except as set forth in the Seller Disclosure Schedule, as follows:
Section 3.1Organization.
(a)Each Company Entity (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties and assets where such properties and assets are now owned, leased or operated. No Company Entity is (and since its formation has not) engaged in any business other than (directly or indirectly) developing, owning and operating the Project.
(b)Each Company Entity is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed would not, individually or in the aggregate, be material to such Company Entity.
(c)Seller has made available to Buyer true, complete and correct copies of each Company Entity’s Governing Documents, as in effect as of the date hereof.
(d)No Company Entity is in material violation of any of the provisions of its Governing Documents. Each Company Entity’s Governing Documents are in full force and effect.

Section 3.2Noncontravention. Except as set forth on Section 3.2 of the Seller Disclosure Schedule, assuming the accuracy of the representations and warranties of Buyer set forth in Article V, neither the execution and delivery by Seller or the Subsidiary Seller of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by Seller or the Subsidiary Seller of the transactions contemplated hereby or thereby, with or without notice, lapse of time, or both, (a) assuming receipt or waiver of the Consents set forth in Section 3.2 of the Seller Disclosure Schedule, conflict with or result in a violation or breach of any provision of the respective Governing Documents of the Company Entities, Seller, or any applicable Subsidiary of Seller, (b) assuming receipt or waiver of the Consents set forth in Section 3.2(b) of the Seller Disclosure Schedule, violates or results in a breach or default (or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation or to any loss of any material benefit to which any Company Entity is entitled under, or require any consent from or other action by any person) under any Material Contract or Real Property Agreement to which any Company Entity, or any of its properties or assets are bound, (c) result in the imposition of any Lien (other than a Permitted Lien) on any of the properties or assets of any Company Entity or (d) assuming receipt or waiver of the Consents of Governmental Authorities described in Section 3.5, violates any Law to which any Company Entity is subject, except, in the case of each of clauses (b), (c) and (d), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities, taken as a whole.
Section 3.3Capitalization. Section 3.3 of the Seller Disclosure Schedule sets forth, with respect to each Company Entity, (a) its name and jurisdiction of organization, (b) its form of organization, and (c) a true, complete and accurate list of the issued and outstanding Interests thereof and the owners thereof. The Interests set forth on Section 3.3 of the Seller Disclosure Schedule constitute all of the authorized, issued and outstanding Interests of the Company Entities. Each holder of Interests in a Company Entity owns, beneficially and of record, and has good and valid title to, the issued and outstanding Interests of such Company Entity set forth on Section 3.3 of the Seller Disclosure Schedule, in each case free and clear of all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of the applicable Company Entity, (iii) Permitted Liens, (iv) as are disclosed on Section 3.3 of the Seller Disclosure Schedule, and (v) for any restrictions on sales of securities under applicable securities Laws. Other than the Company Entities, no Company Entity owns any Interests of any other Person. The Interests of the Company Entities have been duly authorized and validly issued in compliance with applicable Law and the Governing Documents of the applicable Company Entity. Except for this Agreement and the Governing Documents of any Company Entity, neither Seller nor any Company Entity is a party to or bound by any Rights or Contracts (A) that would require Seller or such Company Entity to sell, transfer, issue or otherwise dispose of, or cause to be issued, sold, transferred or otherwise disposed of, any Interests of any of the Company Entities or (B) obligating any Company Entity to issue or grant such Right. Except as disclosed on Section 3.3 of the Seller Disclosure Schedule and the Governing Documents of the Company Entities, neither Seller nor any Company Entity is a party to any voting trust, proxy or other agreement or understanding with respect to any purchase, sale issuance, transfer, repurchase, redemption or the voting of any Interests of the Company Entities. No Company Entity has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other Interests (including convertible securities, warrants or convertible obligations of any nature) of any such Company Entity, except as provided in the Governing Documents of such Company Entity. No Company Entity other than the Project Company has any certificated Interests.
Section 3.4Ownership. The Subsidiary Seller owns, beneficially and of record, the issued and outstanding Project Holding Company Interests as are disclosed on Section 3.4 of the Seller Disclosure Schedule, free and clear of all Liens, except (i) as may be created by this Agreement, (ii) as may be set forth in the Governing Documents of the Project Company, (iii) Permitted Liens, and (iv) for any restrictions on sales of securities under applicable securities Laws.
Section 3.5Government Authorizations. No Consent of, with or to, or any notice to, any Governmental Authority is required to be obtained or made by either Seller Entity or any Company Entity in connection with the execution, delivery and performance of this Agreement or any other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (a) required filings under the HSR Act, (b) Consents required pursuant to the FPA as described in Section 7.1(c), (c) Consents set forth on Section 3.5 of the Seller Disclosure Schedule, (d) Consents that, if not obtained or made, would not, taken together, be material to the Company Entities, taken as a whole, (e) Consents not required to be made or given until after the Closing, or (f) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Subsidiaries or Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Subsidiaries or Affiliates is or proposes to be engaged, other than the business of the Company Entities.
Section 3.6Financial Statements.
(a)Set forth on Section 3.6(a) of the Seller Disclosure Schedule are true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”):
(i)the unaudited balance sheet and the related statements of income, cash flows and members’ equity as of March 31, 2025, of each of the Company Entities described in Section 3.6(a)(ii) (the “Interim Financial Statements”);
(ii)the audited balance sheets and the related audited statements of income, cash flows and members’ equity for the fiscal years ended December 31, 2023 and December 31, 2024, of (collectively, the “Audited Financial Statements”):
(A)the Project Company; and
(B)the Project Holding Company.
(b)The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as where may be indicated in the notes to the Audited Financial Statements and subject, in the case of unaudited Financial Statements, to the absence of notes and normal and recurring year-end adjustments (none of which, other than any adjustments in respect of mark-to-market gains or losses under any hedging arrangements, is material, individually or in the aggregate, to the Company Entities, taken as a whole), and (ii), except as set forth on Section 3.6(b) of the Seller Disclosure Schedule, are complete and present fairly, in all material respects, respectively, the consolidated or standalone, as applicable, financial position and results of operations of the entities referred to therein, at the respective dates set forth therein and for the respective periods covered thereby (subject, in the case of unaudited Financial Statements, to the absence of notes and normal and recurring year-end adjustments (none of which, other than any adjustments in respect of mark-to-market gains or losses under any hedging arrangements, is material, individually or in the aggregate, to the Company Entities, taken as a whole)).
(c)The Company Entities maintain a system of accounting established and administered in all material respects in accordance with GAAP. The Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i)

transactions are recorded as necessary to permit the preparation of Financial Statements in conformity with GAAP, in all material respects, and maintain accountability for assets and (ii) the recorded accountability for assets is maintained at reasonable intervals. There are no material weaknesses or significant deficiencies in any Company Entity’s system of internal accounting controls and neither any Seller Entity nor any Company Entity has received any written complaint, allegation, assertion or claim from any auditor of such Company Entity that there has been or may have been a significant deficiency or material weakness in the internal controls over the financial reporting of such Company Entity. In the last two (2) years, at no time has any fraud or similar wrongdoing that involves any of the Persons who have a role in the preparation of the Financial Statements or the internal accounting controls used by the Company Entities occurred.
Section 3.7Undisclosed Liabilities. The Company Entities have no Liabilities (contingent or otherwise), except for (a) Liabilities set forth, specifically reflected in, adequately reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law), (c) Liabilities that are disclosed in Section 3.7 of the Seller Disclosure Schedule, (d) Liabilities under Contracts of the Company Entities (other than as a result of a breach thereof or default thereunder by a Company Entity), (e) Liabilities contemplated in the Operating Budgets and (f) Liabilities that, individually or in the aggregate, would not be material to the Company Entities, taken as a whole.
Section 3.8Absence of Certain Changes. Except (a) as set forth on Section 3.8 of the Seller Disclosure Schedule, or (b) as the direct result of any process relating to the sale of the Company Entities or the Project, including this Agreement and the other Transaction Documents, since the Balance Sheet Date (i) each Company Entity has conducted its respective business, in all material respects, in the Ordinary Course of Business, (ii) there has not been any change, event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company Entities and (iii) no Company Entity has taken any action that, if taken from and after the date hereof and prior to the Closing, would have required the consent of Buyer pursuant to Section 6.1.
Section 3.9Tax Matters. Except as set forth on Section 3.9 of the Seller Disclosure Schedule:
(a)Each Company Entity has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it on or prior to the date hereof, taking into account all permitted extensions. All such Tax Returns are correct and complete in all material respects. There are no material Liens for Taxes on any of the assets of any Company Entity other than Permitted Liens.
(b)All material Taxes due and payable by a Company Entity have been paid and no Company Entity has any material liability for any unpaid Taxes.
(c)Except as set forth on Section 3.9(c) to the Seller Disclosure Schedule, as of the date of this Agreement, there are no ongoing audits, examinations or other administrative or judicial proceedings with respect to any material Taxes of any Company Entity being conducted with respect to any Company Entity. Except as set forth on Section 3.9(c) to the Seller Disclosure Schedule, none of the Company Entities is a party to any material Tax indemnification, Tax allocation, or Tax sharing agreement (other than any (i) Governing Document of any Company Entity, (ii) customary Tax gross up provision in a financing document or lease, (iii) commercial agreement entered into in the Ordinary Course of Business that is not primarily related to Taxes, or (iv) any such agreement among the Company Entities).

(d)No Company Entity has consented in writing to extend the time in which any material amount of Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof.
(e)No Company Entity has requested or been granted in writing an extension of the time for filing any material Tax Return to a date later than the Closing Date, other than extensions granted in the Ordinary Course of Business and not requiring the consent of a Governmental Authority.
(f)Since the Lookback Date, no written claim has been asserted by a taxing authority against any Company Entity in a jurisdiction in which such Company Entity does not file Tax Returns that such Company Entity is or may be subject to material taxation in such jurisdiction, which claim has not been resolved.
(g)No Company Entity has been a member of an Affiliated Group (other than a group of which a Company Entity or Seller is or was the common parent).
(h)There are no material Liens (other than Permitted Liens) on any of the assets of a Company Entity that arose in connection with any failure (or alleged failure) to pay any Tax.
(i)No Company Entity has been a party to a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding provision of applicable Tax law).
(j)Each Company Entity is properly classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.
Section 3.10Real Property.
(a)A list of all real property owned in fee by the Project Company (the “Owned Real Property”), including the street address (or, if no street address exists, the county and tax parcel identification number) and the current owner of each parcel of Owned Real Property, is set forth in Section 3.10(a)(i) of the Seller Disclosure Schedule. No Company Entity (other than the Project Company) owns any real property. The Project Company has good and marketable indefeasible fee simple title to its Owned Real Property, free and clear of Liens (other than Permitted Liens). Except for Permitted Liens or as set forth in Section 3.10(a)(ii) of the Seller Disclosure Schedule, (i) the Project Company has not leased, licensed or otherwise granted any Person the right to use or occupy the Project Company’s Owned Real Property, (ii) the Project Company is not in breach or default under any material restrictive or other covenant encumbering such Owned Real Property, (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the Project Company is not a party to any agreement or option to purchase any real property or interest therein.
(b)Section 3.10(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all material real property leases, easements, licenses and rights-of-way (the “Real Property Agreements”) to which the Project Company is a tenant, subtenant, licensee, easement holder, right-of-way holder, or otherwise a user or occupant of real property that is not Owned Real Property (the “Leased Real Property”). No Company Entity (other than the Project Company) is a tenant, subtenant, licensee, easement holder, right-of-way holder, or otherwise a user or occupant of real property. Seller has delivered to Buyer a true and complete copy of each Real Property Agreement (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto), and in the case of any oral Real Property Agreement, if any, a written summary of the material terms of such Real Property Agreement. Except as set forth on Section 3.10(a) of the Seller Disclosure Schedule, with respect to each of the Real Property Agreements: (i) each Real Property Agreement is in full force and effect and constitutes a valid, binding and enforceable obligation of the Project Company, and to Seller’s Knowledge, each other party thereto subject to the Remedies Exceptions, (ii) the Project Company, and to the Seller’s Knowledge, any other party to the Real Property Agreement, is not in material default or breach under any Real Property Agreement, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Agreement, (iii) the Project Company has not subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Leased Real Property or any portion thereof, (iv) the Project Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Agreement has not been disturbed, and to the Seller’s Knowledge, there are no current disputes, nor have there been any disputes since the Lookback Date, with respect to such Real Property Agreement, and (v) the Project Company has not collaterally assigned or granted any other security interest in such Real Property Agreement or any interest therein.
(c)Other than the Owned Real Property and the Leased Real Property (the “Real Property”), the Project Company has no other material Rights or interests in real property. The Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company Entities. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to Seller’s Knowledge, threatened, affecting any Owned Real Property or Leased Real Property or any portion thereof or interest therein.
Section 3.11Environmental Matters. Except as set forth on Section 3.11 of the Seller Disclosure Schedule:
(a)the Company Entities and the Project are, and since the Lookback Date have been, in compliance in all material respects with Environmental Laws;
(b)since the Lookback Date (or earlier to the extent unresolved), Seller and its Affiliates have not received any written notice or Governmental Order from any Governmental Authority or other Person alleging that any Company Entity or the Project is in material violation of, or has material Liability under, any Environmental Law;
(c)except as would not reasonably be expected to result in material Liability to any Company Entity or the Project: (i) the Company Entities and the Project hold and comply with all Permits and Emissions Credits required under Environmental Laws to conduct their respective businesses as currently conducted; (ii) each such Permit and Emissions Credit is in full force and effect; and (iii) there are no Actions pending or, to Seller’s Knowledge, threatened that would result in the revocation, termination or adverse amendment of any Permit or Emissions Credits of any Company Entity or the Project;
(d)there are no Actions pending or, to Seller’s Knowledge, threatened against any Company Entity relating to or alleging a material violation of, or material Liability under, Environmental Law;
(e)the Company Entities own all unused and unexpired Emissions Credits issued in respect of, or purchased on behalf of, the Project and, to Seller’s Knowledge, no Emissions Credits generated, retired, purchased, sold, traded or otherwise transferred by the Company Entities have been invalidated, voided, rescinded or subject to recapture, in each case to the extent giving rise to material Liability of the Company Entities under Environmental Law;

(f)there has been no treatment, storage, disposal, arrangement for or permitting the disposal, transportation, handling, or release of, exposure of any Person to, or contamination by any Hazardous Substances, in each case so as to give rise to any material Liability of any Company Entity or the Project pursuant to any Environmental Laws;
(g)none of the Company Entities has contractually assumed, undertaken, or provided an indemnity with respect to the material Liability of any other Person under Environmental Laws or relating to Hazardous Substances; and
(h)Seller and the Company Entities have made available to Buyer all material environmental assessments, audits, reports, and other material environmental, health and safety documents relating to the Project that are in their possession or reasonable control.
Section 3.12Contracts. True, correct and complete copies of each Material Contract (other than Off the Shelf Software Licenses) of the Company Entities have been made available to Buyer in the Due Diligence Materials and a list of such Material Contracts is set forth on Section 3.12 of the Seller Disclosure Schedule. Each such Material Contract is in full force and effect, enforceable in accordance with its terms, and is the legal, valid and binding obligation of the Company Entity which is a party to such Material Contract, subject to the Remedies Exception and, to Seller’s Knowledge, the other parties thereto. No Company Entity, nor to Seller’s Knowledge, any of the other parties thereto is in breach, violation or default under such Material Contract, except (a) for breaches, violations or defaults as would not, individually or in the aggregate, result in Liability material to the Company Entities, taken as a whole, and (b) that, in order to avoid a default, violation or breach under any Material Contract, the Consent of such other parties set forth in Section 3.2 of the Seller Disclosure Schedule may be required in connection with the transactions contemplated hereby. To Seller’s Knowledge, no event has occurred and no circumstance or condition exists that, with or without notice, lapse of time or both, would, or would reasonably be expected to, (i) constitute a material default by any Company Entity or give any Person the right to exercise any remedy under any Material Contract, (ii) result in a material violation or breach of any of the provisions of any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract or (iv) give any Person the right to cancel, terminate or modify any Material Contract. No Company Entity has provided or received any written (or to Seller’s Knowledge, oral) notice that any party intends to terminate, cancel, or not renew any Material Contract.
Section 3.13Insurance. Section 3.13 of the Seller Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all insurance policies under which any Company Entity is a named insured or otherwise is a beneficiary of coverage (including the name of the insurer, the policy period and the amount of coverage thereunder). The insurance coverage maintained by or on behalf of the Company Entities is consistent in all material respects with that which is customarily maintained by companies in the industry in which the business of the Company Entities operate. Except as set forth on Section 3.13 of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates has received any written notice from the insurer under any such insurance policy disclaiming coverage, reserving rights with such policy in general or with respect to a particular claim filed for or on behalf of any Company Entity, or cancelling, terminating or amending any such policy, and there is no pending, and since the Lookback Date there has been no, material claim by Seller or any Company Entity under any such policy. All premiums due and payable for such insurance policies have been duly paid (including through financing arrangements), and such policies (or extensions, renewals or replacements thereof with comparable policies) are in full force and effect and will be outstanding and duly in full force and effect without interruption until the Closing Date assuming renewal in the Ordinary Course of Business.

Section 3.14Litigation. Except as set forth on Section 3.14 of the Seller Disclosure Schedule, since the Lookback Date through the date of this Agreement, there are no and there have not been any Actions pending or threatened in writing (i) against any Company Entity or affecting any of its assets or properties or (ii) to Seller’s Knowledge, against the O&M Provider, in each case that have resulted or would result in any material Liability for the Company Entities or the Project, taken as a whole.
Section 3.15Employee and Benefit Plan Matters.
(a)No Company Entity has, or has had at any time, any employees. No Company Entity sponsors, maintains or contributes to, or has an obligation to contribute to any Benefit Plan. No Company Entity has any Liabilities under or with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA), “defined benefit plan” (as defined in Section 3(35) of ERISA) or plan subject to Title IV of ERISA or Section 412 of the Code, or plan that provides retiree, post-ownership, or post-service health, life or other welfare benefits. No Company Entity has any Liabilities as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.
(b)Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with any other event: (i) result in the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits to any current or former employee, officer, director or other individual service provider of any Company Entity (including through any Benefit Plan); or (ii) result in any payments or benefits under any agreement with the Company Entities or any Benefit Plan that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.
(c)No Company Entity has any current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).
Section 3.16Labor Matters.
(a)The Company Entities (and, to Seller’s Knowledge, the O&M Provider, solely as it relates to the Project) are neither party to, nor bound by, any collective bargaining agreement or other labor-related Contract with a union, works council, labor organization or other employee representative (each, a “Labor Agreement”). There is and has been no actual or threatened unfair labor practice charges, labor grievances, strike, lockout, work stoppage, slowdown, picketing, organizing activity, or material labor dispute against or affecting any Company Entity or the Project.
(b)There is no, and since the Lookback Date there has not been any, (i) Action pending, or, to Seller’s Knowledge, threatened in writing, against any Company Entity or (ii) to Seller’s Knowledge, any Action pending or threatened in writing against the O&M Provider (solely in connection with the Project), in each case relating to a material alleged violation of any Laws pertaining to labor or employment practices.
Section 3.17Legal Compliance. Except for Permits (which are addressed exclusively in Section 3.19) and Laws relating to International Trade and Anti-Corruption (which are addressed exclusively in Section 3.27), no Company Entity or the Project is, or since the Lookback Date has been, in violation of any Law or other authorization or approval of any

Governmental Authority applicable to its business or operations, or to any Site, except for such violations as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities or the Project, taken as a whole. In the last two (2) years, no Company Entity has (and, to Seller’s Knowledge, the O&M Provider, solely as it relates to the Project, has not) received any written notice of, or has been formally charged in writing by a Governmental Authority with, the violation in any material respect of any applicable Laws or Governmental Orders that would, individually or in the aggregate, reasonably be expected to be material to the Company Entities or the Project, taken as a whole.
Section 3.18Brokers’ Fees. No Company Entity has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates to pay any fees or commissions to any Person as a result of the execution and delivery of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.
Section 3.19Permits. True, complete and correct copies of all material Permits required under applicable Law for ownership or operation of the Project and the operations of the Company Entities have been made available to Buyer. Except as set forth on Section 3.19 of the Seller Disclosure Schedule, the Company Entities have all Permits required to conduct their respective businesses and operations as currently conducted, and to operate, own, maintain and use the Project at the Site as currently operated, except where the failure to have or obtain such Permits would not, individually or in the aggregate, be material to the Company Entities or the Project, taken as a whole. Each such Permit is in full force and effect and the applicable Company Entity is in compliance in all material respects with all its obligations with respect thereto. There are no Actions or Governmental Orders pending or, to Seller’s Knowledge, threatened in writing which would result in the revocation, termination, cancellation, suspension, non-renewal or material amendment of any material Permit of any Company Entity or the Project, except as would not, individually or in the aggregate, be material to the Company Entities or the Project, taken as a whole. Each Permit required under applicable Law for the development, design, construction, ownership, or operation of any projects in development by the Company Entities has been obtained by the Company Entities or, to Seller’s Knowledge, will be obtained in due course and without material adverse conditions prior to the time the same is required to be obtained under applicable Law.
Section 3.20Regulatory Status.
(a)PUHCA. The Seller (i) is a “holding company” under PUHCA, in part, as a result of its direct or indirect ownership interest in the Company Entities, and (ii) is not subject to, or is exempt from, regulation as a “holding company” under PUHCA with regard to federal access to books and records, accounting, record-retention and reporting requirements under PUHCA. The Project Company directly owns the Project and is an Exempt Wholesale Generator under PUHCA and FERC’s regulations thereunder and is exempt from regulation under the federal books and records access provisions of PUHCA as an Exempt Wholesale Generator and is in material compliance with all requirements under PUHCA and FERC’s regulations thereunder.
(b)FPA. The Project Company is subject to regulation as a “public utility” under the FPA, has MBR Authority, and is in material compliance with all applicable requirements under the FPA and the FERC’s regulations thereunder. The Project Company has a reactive power rate schedule on file with FERC that is in full force and effect.

(c)OPSB. The Company Entity that directly holds the OPSB Certificate of Environmental Compatibility and Public Need for the Project is in compliance with such certificate.
Section 3.21Intellectual Property. Section 3.21 of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property owned by a Company Entity for which a registration or application has been filed with a Governmental Authority (together with all other Intellectual Property owned or purported to be owned by a Company Entity, the “Company Owned IP”).
(a)All Company Owned IP is subsisting, and to the extent capable of being valid or enforceable, is valid and enforceable in all material respects. No holding, decision, or judgment has been rendered in any Action denying the validity of any Company Entity’s right to register, or a Company Entity’s rights to own or use, any Company Owned IP.
(b)To Seller’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any material Company Owned IP.
(c)(i) A Company Entity exclusively owns and possesses all right, title and interest in and to all Company Owned IP and (ii) except as set forth in Section 3.21(c) of the Seller Disclosure Schedule, the Company Entities have sufficient rights to all Intellectual Property used in or necessary for the conduct of the business of the Company Entities or for the Project (such Intellectual Property, together with the Company Owned IP, the “Business IP”), in each case of (i) and (ii), free and clear of all Liens other than Permitted Liens (provided the foregoing is not and shall not be deemed to be a representation or warranty regarding any infringement, misappropriation or other violation of any Intellectual Property of any other Person). There are no, and there have not been since the Lookback Date any, Actions or claims pending or threatened in writing by or against, or sent or received in writing by, any Company Entity or, in connection with the business of any Company Entity or the Project, Seller or any of its other Affiliates, asserting, contesting or relating to any Intellectual Property (including the validity, use, ownership, registrability, scope, or enforceability thereof or infringement, misappropriation, or dilution thereof, or other conflict therewith (including any offers or demands to license or cease and desist letters)). None of the Company Entities or the conduct of their business, the Project (or, in connection with any such business or Project, Seller or any of its other Affiliates) has in the past six (6) years infringed, misappropriated, or violated, or is infringing, misappropriating, or violating, any Intellectual Property of any Person.
(d)Except as set forth in Section 3.21(d) of the Seller Disclosure Schedule, the Company Systems (and license seats therefor licensed by the Company Entities) are sufficient for the current and intended future needs of the Company Entities and the Project and are free from any “back door,” “malware,” “spyware,” “Trojan horse,” “virus,” “ransomware,” “worm”, or other malicious code. The Company Entities and their Affiliates have taken reasonable precautions to (i) protect the confidentiality, integrity and security of the Company Systems and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized Processing and (ii) ensure that all Company Systems operate and run in a reasonable business manner in all respects. Since the Lookback Date, there have been no failures or other adverse events affecting any of the Company Systems that have caused any material disruption in or to the business of the Company Entities or the Project. The Company Entities have in place adequate business continuity and disaster recovery plans, which have been regularly tested. No trade secrets or confidential information owned or Processed by or on behalf of any of the Company Entities have been authorized to be disclosed to any Person, other than in the Ordinary Course of Business pursuant to a written confidentiality and non-disclosure contract and no such trade secrets or confidential information have been disclosed to any Person other than in accordance with the foregoing. Except as set forth in Section 3.21(d) of the Seller

Disclosure Schedule or for any Company Systems provided in connection with the services rendered under the O&M Agreement, the GE CSA, the Company Entities own or are the licensor of all Company Systems.
Section 3.22Cybersecurity and Data Privacy.
(a)There have been no Data Breaches, including of the security of the Company Entities’ or the Project’s IT assets. The Company Systems (and license seats therefor licensed by the Company Entities) are (i) sufficient for the current needs of the Company Entities and the Project and (ii) are free from any “back door”, “malware,” “spyware”, “Trojan horse”, “virus”, “ransomware”, “worm” or other malicious code.
(b)Except as set forth in Section 3.22 of the Seller Disclosure Schedule, the Company Entities and Project are, and since the Lookback Date have been, in compliance in all material respects with all Data Security Requirements. There are no, and there have not been since the Lookback Date any, Actions or claims pending or threatened in writing, or, to the Seller’s Knowledge, otherwise threatened against any Company Entity, the Project or, in connection with the business of any Company Entity or the Project, any Seller Entity or any of their respective Affiliates, concerning any of the Data Security Requirements or any Data Breach.
(c)The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Data Security Requirement or Privacy Law or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person, except as would not, individually or in the aggregate, have a Material Adverse Effect.
(d)The Company Entities maintain commercially reasonable policies, procedures, and rules regarding data Processing, privacy, protection and security that comply in all material respects with all Data Security Requirements. No Company Entity nor, in connection with the business of any Company Entity or the Project, any Seller Entity or any of their respective Affiliates, has been required to notify (or has notified) any Person in connection with any actual or alleged Data Breach or violation of any Privacy Law or Data Security Requirement.
Section 3.23Company Entity Assets. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, the Company Entities have good and valid title to all of the assets and properties (other than Owned Real Property, which is addressed exclusively in Section 3.10 and Intellectual Property) used in the business as conducted as of the date hereof by the Project Company and the Project, free and clear of all Liens other than Permitted Liens. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, the assets, properties and rights owned, leased, licensed, operated or contracted by the Company Entities (a) are in good operating and working condition and repair (ordinary wear and tear excepted), (b) since the Lookback Date, have been operated and maintained in all material respects in accordance with prudent industry standards, (c) are suitable and adequate for the purposes for which they are presently used, and (d) constitute, in all material respects, all of the assets, properties and rights used (or held for use) in the conduct of the Project Company’s business, including the Project, as conducted as of the date of this Agreement and such assets, properties and rights are sufficient to conduct the Project Company’s business as currently conducted as of the date of this Agreement. The Project Company has the right to use all of the assets, properties and rights (other than Real Property, which is addressed exclusively in Section 3.10 and Intellectual Property) that are necessary or useful to conduct its business as conducted as of the date of this Agreement. None of the Project Company’s assets have been stored in a manner that would nullify any applicable manufacturer’s warranty. Neither Seller Entity nor any of their respective Affiliates (other than the Company Entities) owns or has any right, title or interest in or to any Business IP or any Company Systems. The Project Company has implemented all recommendations of the O&M Provider or any other third party service provider that is party to any Material Contract and taken all actions required under the O&M Agreement or such other Material Contract, except as would not give rise to (i) an involuntary outage with a duration longer than one (1) week or (ii) an unanticipated expense greater than one million dollars ($1,000,000).
Section 3.24Directors and Officers. Section 3.24 of the Seller Disclosure Schedules sets forth a true and correct list of all of the officers and directors of each Company Entity.
Section 3.25Bank Accounts. Section 3.25 of the Seller Disclosure Schedules sets forth an accurate and complete list of the names of banks, trust companies and other financial institutions at which the Company Entities maintain accounts of any nature and the individuals with signing or withdrawal authority for each such account.
Section 3.26Affiliate Agreements. Except as set forth on Section 3.26 of the Seller Disclosure Schedules, there are no Affiliate Contracts. Except as set forth on Section 3.26 of the Seller Disclosure Schedules, neither Seller Entity nor any of their respective Affiliates (other than another Company Entity), nor any director, manager, officer, equityholder (other than limited partners or similar passive equityholders in investment funds or vehicles) or management-level employee of Seller or any of its Affiliates (other than another Company Entity), nor any immediate family member of any of the foregoing (a) owes any amount to such Company Entity, nor does any such Company Entity owe any amount to, or has such Company Entity committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person, (b) purchased, acquired or leased any property, rights or services from, or sold, transferred or leased any assets, property, rights or services to such Company Entity in the twelve (12) months prior to the date hereof or otherwise for which any Company Entity has any right, obligation or liability that will survive the Closing, (c) subject to Section 3.26 of the Seller Disclosure Schedules, is as of the date hereof a party to a Contract or transaction with any Company Entity or otherwise has any right, obligation or liability to or from any Company Entity under any Contract or transaction entered into with any Company Entity that will survive the Closing or (d) received any financial or other benefits from such Company Entity.
Section 3.27International Trade and Anti-Corruption.
(a)No Company Entity nor any of its officers or directors, nor to the Seller’s Knowledge, any employee, agent or other third party representative acting on behalf of any Company Entity, (a) is currently, or has been since April 24, 2019: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country, in either case in violation of Sanctions; or (iii) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (b) has in the last five (5) years been in violation of any Anti-Corruption Laws.
(b)No Company Entity has received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any material actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws in the last five (5) years (except, in the case of Sanctions, since April 24, 2019). There are no pending or, to the Seller’s Knowledge, threatened claims against any Company Entity with respect to Anti-Corruption Laws or Trade Controls.

Article IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER ENTITIES
Seller represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:
Section 4.1Organization. Each Seller Entity is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Each Seller Entity has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties and assets where such properties and assets are now owned, leased or operated, except as would not reasonably be expected to have a Material Adverse Effect.
Section 4.2Authorization. Each Seller Entity and each Company Entity has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller Entity and each Company Entity of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of such Seller Entity or such Company Entity, and no other approval, action or proceedings on the part of any Seller Entity or any Company Entity is necessary to authorize this Agreement or any other Transaction Document, or the consummation by each Seller Entity and each Company Entity of the transactions contemplated to be performed by such Seller Entity or such Company Entity hereby or thereby. This Agreement has been duly executed and delivered by each Seller Entity and constitutes a legal, valid and binding obligation of such Seller Entity, enforceable against such Seller Entity in accordance with its terms, subject to the Remedies Exception.
Section 4.3Noncontravention. Neither the execution and delivery by Seller of this Agreement nor by each Seller Entity of the other Transaction Documents to which it is or will be a party, nor the consummation by either Seller Entity of the transactions contemplated hereby or thereby, with or without notice, lapse of time, or both (a) conflicts with or results in a violation or breach of any provision of the Governing Documents of either Seller Entity, (b) assuming receipt of the Consents specified in Section 3.5 violates any Law or Governmental Order to which either Seller Entity is subject, (c) other than the Consents specified in Section 3.5 requires the Consent of any Governmental Authority under any applicable Law, (d) results in the creation or imposition of any Lien (other than Permitted Liens) on any material properties or assets of either Seller Entity or (e) conflicts with, or results in any violation or breach of, or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), or gives rise to a right of termination, cancellation, modification or acceleration of any right or obligation under or to any loss of any material benefit to which either Seller Entity is entitled under, or requires any consent from or other action by, any other Person under, any provision of any Contract to which either Seller Entity is a party or by which either Seller Entity is, or any of its assets or Permits are bound, except, in the case of clauses (b), (c), (d) or (e) as would not, individually or in the aggregate, have a Material Adverse Effect.
Section 4.4Brokers’ Fees. No Seller Entity has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer or any of its Affiliates or any of the Company Entities to pay any fees or commissions to any Person as a result of the execution and delivery of this

Agreement or the other Transaction Documents to which either Seller Entity is or will be a party or the consummation of the transactions contemplated hereby or thereby.
Section 4.5Litigation. As of the date of this Agreement, there are no, and since the Lookback Date there have not been any, Actions pending or threatened in writing against either Seller Entity or affecting any of its assets or properties that (a) seeks a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or the other Transaction Documents or (b) that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Seller Entity is subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect. No Seller Entity has initiated any Actions against any other Person that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 4.6Project Holding Company Interests. Subsidiary Seller is the sole legal and beneficial owner of, and has good and valid title to, the Project Holding Company Interests, free and clear of all Liens except for Liens arising under (i) the Governing Documents of the Company Entities, (ii) this Agreement and (iii) applicable securities Laws. At the Closing, Buyer shall acquire from Subsidiary Seller all record and beneficial ownership of such Project Holding Company Interests, free and clear of any and all Liens (except for Liens arising under the Governing Documents of the Project Holding Company, Liens arising under this Agreement and Liens arising under applicable securities Laws). Subsidiary Seller is not a party to any Right which obligates Subsidiary Seller to pledge, issue, sell or transfer, or repurchase, redeem or otherwise acquire or dispose of, such Project Holding Company Interests or to issue or grant any such Right.
Section 4.7Solvency. No Seller Entity is entering into this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby with the actual intent to hinder, delay or defraud any present or future creditors. Assuming the representations and warranties of Buyer contained in Article V are true and correct in all material respects and immediately after giving effect to the consummation of the transactions contemplated hereby, each Seller Entity (a) will be solvent (in that both the fair value of its assets will not be less than the amount required to pay its probably liabilities on its recourse debts as they mature or become due in the Ordinary Course of Business), (b) will have adequate capital and liquidity with which to engage in its business and (c) will be able to pay all of its debts as they mature or become due in the Ordinary Course of Business.
Section 4.8No Additional Representations and Warranties. Except for the express representations and warranties provided in Article III and this Article IV and the certificate delivered pursuant to Section 7.3(c), no Seller Related Party has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to either Seller Entity or any of the Company Entities (including any representation or warranty relating to financial condition, results of operations, assets or liabilities of any of the Company Entities) to Buyer or any of its Affiliates or their respective Representatives or equityholders, and Seller, on behalf of itself and the other Seller Related Parties, hereby disclaims any such other representations or warranties and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or any of its Affiliates or their respective Representatives or equityholders other than the express representations and warranties provided in Article III and this Article IV and the certificate delivered pursuant to Section 7.3(c).

Article V.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER
Buyer represents and warrants to Seller as follows as of the date hereof and as of the Closing Date:
Section 5.1Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and Buyer has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated, except as would not reasonably be expected to have a Material Adverse Effect. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.
Section 5.2Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and such other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.
Section 5.3Noncontravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is or will be a party by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) conflicts with any provision of the Governing Documents of Buyer, or (b) violates or results in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer or any of its Subsidiaries is a party or by which any of their respective properties are bound or (c) assuming receipt of the Consents described in Section 5.4, compliance with the HSR Act and the accuracy of the Seller’s representations and warranties set forth in Article III and Article IV, violates any Law to which Buyer or any of its Subsidiaries is subject, except, in the case of clauses (b) and (c), for such violations or breaches as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.
Section 5.4Government Authorizations. No Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, except for (a) required filings under the HSR Act, (b) Consents required pursuant to the FPA as described in Section 7.1(c), (c) as set forth on Section 5.4 of the Buyer Disclosure Schedule, (d) Consents not required to be made or given until after Closing and (e) Consents that, if not obtained or made, would not, individually in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.
Section 5.5Financial Capacity. Buyer has sufficient cash or other sources of immediately available funds to pay in cash the Purchase Price on the Closing Date and all other payments required hereunder in accordance with the terms of Article II and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement and perform its obligations hereunder. Buyer acknowledges that receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. No funds to be paid to either Seller Entity have been derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.
Section 5.6Investment. Buyer is aware that the Project Holding Company Interests being acquired by Buyer pursuant to the transactions contemplated hereby have not been registered under the Securities Act or under any state securities Laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and Buyer is purchasing the Project Holding Company Interests for its own account solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Project Holding Company Interests in violation of applicable securities Laws. Buyer and its Affiliates acknowledge that none of them may sell or otherwise dispose of the Project Holding Company Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
Section 5.7Litigation. As of the date hereof, there are no Actions pending or, to Buyer’s Knowledge, threatened in law or in equity or before any Governmental Authority against Buyer or any of its Affiliates that would reasonably be expected to result in any Liability for Buyer that would, individually or in the aggregate, have a Material Adverse Effect on Buyer. Neither Buyer nor any of its Affiliates is subject to any Governmental Order which would, individually or in the aggregate, have a Material Adverse Effect on Buyer.
Section 5.8Brokers’ Fees. None of Buyer or any of its Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of either Seller Entity or any of its Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is or will be a party or the consummation of the transactions contemplated hereby or thereby.
Section 5.9Information.
(a)Seller and the Company Entities have provided Buyer with access to the facilities, books, records and personnel of the Company Entities as Buyer has requested in order for Buyer to investigate the businesses and properties of the Company Entities in connection with its investment decision to purchase the Project Holding Company Interests and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Project Holding Company Interests and is capable of bearing the economic risks of such purchase. Buyer’s acceptance of the Project Holding Company Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto, the express representations and warranties of Seller set forth in Article III and Article IV and any certificate delivered pursuant hereto or in any other Transaction Documents as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement.

(b)Buyer has relied solely on its own legal, tax and financial advisers for its evaluation of its investment decision to purchase the Project Holding Company Interests and to enter into this Agreement and not on the advice of Seller or any of its Affiliates or any of their legal, tax or financial advisers. Buyer acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller or any of its Affiliates). Buyer understands that no assurances or representations can be given that the actual results of the operations of any Company Entity will conform to the projected results for any period. Buyer specifically acknowledges that no representation or warranty has been made, and that Buyer has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition (whether financial or other) of any Company Entity, or the businesses or assets thereof, or, except as expressly set forth in this Agreement, any other information or documents made available to Buyer, its Affiliates or its or their respective Representatives or equityholders.
(c)Buyer and its Representatives and equityholders acknowledge and agree that neither Seller nor any of its Affiliates, nor any of its Representatives or equityholders, is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III and Article IV and the certificate delivered pursuant to Section 7.3(c), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company Entities.
Section 5.10Energy-Related Holdings. As of the date of this Agreement, neither Buyer nor any of its Affiliates have received any written notice of any actual, pending, or threatened proceeding or investigation by or before FERC that would reasonably be expected to prevent or delay (a) any filings or approvals required under the HSR Act or (b) obtaining authorization from FERC pursuant to Section 203 of the FPA. Section 5.10 of the Buyer Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of: (a) each electric generating facility located or planned to become operational within the next year in the balancing authority areas relevant to FERC 203 analysis and, which list shows the nominal capacity and fuel type of each such facility; and (b) each interstate electric transmission facility, interstate or intrastate natural gas or other fuel transportation, storage or distribution facility or any other upstream inputs to electricity products, such as sites for electric generation capacity development or natural gas or other fuel supply sources, in each case under clause (a) and (b) above, owned, operated, leased or controlled by Buyer or any of its affiliates (as FERC would define affiliate for purposes of market power analyses).
Section 5.11No Foreign Control. Buyer is not a “foreign person” as that term is defined in 31 C.F.R. § 800.224.
Section 5.12Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement and the other Transaction Documents, including the making of the payments contemplated by Article II, and assuming satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents, the accuracy of the representations and warranties of Seller and the Company Entities set forth herein and the performance by Seller of its obligations hereunder in all material respects, following the Closing Buyer (a) will be solvent (in that both the fair value of its assets will exceed the amount required to pay its probable liabilities on its recourse debts as they mature or become due in the Ordinary Course of Business), (b) will have adequate capital and liquidity with which to engage in its business and (c) will be able to pay all of its debts as they mature or become due in the Ordinary Course of Business.

Article VI.

COVENANTS
Section 6.1Conduct of the Company Entities.
(a)From the date hereof and prior to the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article IX (the “Interim Period”), except (i) as otherwise expressly contemplated by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents or as required by applicable Law, (ii) for the effect of the consummation of the transactions contemplated hereby, (iii) as required by any Public Health Measure, (iv) as required under any Material Contract or Governing Document of a Company Entity, or (v) as otherwise consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (A) cause the Company Entities to conduct their respective businesses and the Project in the Ordinary Course of Business and (B) cause each Company Entity to use its commercially reasonable efforts to preserve, maintain and protect the assets of the Company Entities (ordinary wear and tear excepted) and existing relationships with customers, suppliers, service providers, lenders, vendors, landlords, debt financing sources and Governmental Authorities and other Persons with whom any Company Entity has material business relations.
(b)Without limiting the generality of the foregoing, during the Interim Period, except (i) as required under any Material Contract, (ii) as set forth in the Operating Budgets, (iii) as required by any Public Health Measure, (iv) as otherwise expressly contemplated by this Agreement (including as described on Section 6.1 of the Seller Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) or any of the other Transaction Documents, or (v) as otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed) (provided that, if Seller requests consent from Buyer by delivering a written notice to Buyer describing in reasonable detail the matter for which consent is requested (the “Matter Description”) and Buyer does not respond to such request within five Business Days after receipt by Buyer of the request and the Matter Description and after response to Buyer’s commercially reasonable questions relating to such consent, Buyer shall be deemed to have consented to such request), Seller shall not and shall cause the Subsidiary Seller and the Company Entities not to (and shall not direct the O&M Provider to, or provide consent under the O&M Agreement for the O&M Provider to):
(i)amend or modify the Governing Documents of any Company Entity or form any Subsidiary;
(ii)(x) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any Interests of any Company Entity, (y) issue any Rights to subscribe for or acquire any shares or Interests of any Company Entity or enter into any voting agreement with respect to any Interests of any Company Entity, or (z) redeem, repurchase, adjust, split, combine, reclassify or subdivide any Interests of any Company Entity;
(iii)(A) make, change or rescind any material Tax election, other than in the Ordinary Course of Business, (B) file any amended Tax Return, (C) change any material financial accounting methods, principles or practices of any Company Entity, (D) change any annual Tax accounting period, (E) surrender any right to claim a refund of a material amount of Taxes, or (F) obtain any Tax ruling or enter into any closing or similar agreement with any Governmental Authority;

(iv)(A) sell, transfer, sublease, abandon, dispose of or otherwise transfer any of the Owned Real Property or any of the assets of the Company Entities (including Emissions Credits) (1) outside of the Ordinary Course of Business or (2) having a value in excess of $500,000 individually, $1,500,000 in the aggregate, other than (w) sales of electric power, capacity or ancillary services, (x) sales of fuels and other commodities, (y) sales or dispositions of obsolete or unusable assets, in each case in the Ordinary Course of Business or (z) the surrender, retirement, or other disposition of Emissions Credits but only to the extent required to cause the Company Entities to comply, after the date hereof and prior to the Closing, with Environmental Laws (but not the sale or transfer of any surplus Emissions Credits) or (B) encumber any such assets, Owned Real Property or the Company Interests other than with a Permitted Lien;
(v)permit any Company Entity to create, incur or assume any Indebtedness (other than to any other Company Entity, pursuant to the Financing Documents, or for the purpose of financing premiums under any insurance policy of any Company Entity in the Ordinary Course of Business);
(vi)cancel any third party Indebtedness owed to any Company Entity;
(vii)enter into, amend or waive any material provision of any Affiliate Contract;
(viii)make any acquisitions, investments or capital expenditures in excess of $5,000,000 individually, or $10,000,000 in the aggregate, other than acquisitions of supplies, parts, fuel, materials, allowances (including Emissions Credits) and other inventory pursuant to the Operating Budget in the Ordinary Course of Business;
(ix)liquidate (or partially liquidate), dissolve, recapitalize, reorganize or otherwise wind up its business, or adopt a plan of any of the foregoing;
(x)(A) merge or consolidate with, or purchase all or a substantial portion of the assets or businesses of, or Interests in, any Person, (B) divest, sell or acquire any business, equity securities or Person, by merger or consolidation, purchase of assets or equity interest, or by any other manner, whether in a single transaction or a series of transactions or (C) enter into any letter of intent, Contract or arrangement (whether binding or non-binding) with respect to any transaction contemplated in clauses (A) and (B);
(xi)issue or sell any Interests of any Company Entity, or any Right to acquire the same;
(xii)enter into any Contract that if in effect on the date hereof would be a Material Contract (other than (x) Hedging Contracts for the Project in the Ordinary Course of Business and permitted under the Financing Documents; provided, however, that such Hedging Contracts shall only be entered into with the contractual counterparties set forth on Section 6.1(b)(xii) of the Seller Disclosure Schedule and Seller shall promptly provide to Buyer a copy of such Hedging Contract, (y) Contracts that are required to effect a transaction that is otherwise expressly permitted by this Section 6.1(b) or (z) Contracts described in clauses (b) and (d) of the definition of Material Contracts entered pursuant to the Operating Budget in the Ordinary Course of Business) or terminate, amend, modify, extend, renew or supplement any Material Contract or settle or compromise any material claim under any Material Contract, except renewals, extensions or replacements of any Material Contract which either (1) requires payments over the life of such Contract of less than $2,000,000 individually and less than, when taken together with all other such Contracts being renewed or replaced under this clause (1), $4,000,000 in the aggregate, in each case as required in the Ordinary Course of Business and with terms not materially more onerous (individually or in the aggregate) than terms set forth in the Material Contract being so renewed or replaced or (2) provides that such Contract may be terminated by the Company Entity party thereto on ninety (90) days’ notice or less without Liability to any Company Entity;
(xiii)amend, modify, terminate or assign any material Permit or apply for any Permit, other than in the Ordinary Course of Business;
(xiv)enter into any joint venture, strategic alliance, partnership, or other contract involving a sharing of profits, losses, costs, or liabilities with any other Person (other than any Company Entity) or relating to the ownership of a partnership, membership or other equity interest in any Person (other than another Company Entity);
(xv)initiate any litigation or settle, release, waive or compromise any claim, Action or litigation, whether now pending or hereafter made or brought or waive, release or assign any material rights or claims in each case (1) that would exceed $500,000 individually or $1,000,000 in the aggregate and (2) except as may be necessary appropriate for the respective Company Entity (A) to preserve or not prejudice any rights of such Company Entity with respect to any such claim or (B) to enforce its rights under any Contract;
(xvi)make any loans or advances to, or provide any credit support for, or investments in, any Person, other than loans or advances to, or credit support for, a Company Entity provided by another Company Entity;
(xvii)with respect to the Project: (A) materially defer, delay or abandon or otherwise fail to timely make in any material respect (1) any planned material maintenance, outage or other repair or (2) any planned capital expenditures or other expenditures as set forth in the Operating Budgets or (B) other than as provided on Section 6.1(b)(xvii) of the Seller Disclosure Schedule, permit any outages or otherwise limit production or capacity of any asset, other than under emergency circumstances pursuant to Section 6.1(c) (and in the event of any unplanned outage whether resulting from an emergency circumstance Seller shall promptly notify Buyer of such outage), except in each case due to circumstances outside the reasonable control of Seller or any of the Company Entities (including due to a grid operator instructing the Project Company to conduct an outage at a later time);
(xviii)make or declare any dividend or distribution in respect of any Company Entity, except for prior to the Calculation Time dividends or distributions of cash that are paid in full prior to the Calculation Time;
(xix)enter into any agreement that materially restricts the ability of any Company Entity to engage or compete in any line of business in any respect material to the business of the Company Entities, taken as a whole;
(xx)enter into any new line of business;
(xxi)with respect to any insurance policies under which any Company Entity is a named insured or otherwise is a beneficiary of coverage, except as reasonably required to renew or amend such insurance policies in the Ordinary Course of Business, fail to maintain, terminate, or cancel any such insurance policies that are not simultaneously replaced by a comparable amount of insurance coverage to the extent available on commercially reasonable terms;
(xxii)hire (A) any employees or (B) engage any other individual service provider whose relationship may be interpreted as that of an employee;

(xxiii)establish, adopt, enter into or assume any Liabilities under or with respect to any Benefit Plan;
(xxiv)enter into any Labor Agreement, engage in any collective bargaining, or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company Entities;
(xxv)disclose any confidential information or trade secrets related to the business of any Company Entity or to the Project to any Person (other than to Buyer and its Affiliates or in the Ordinary Course of Business in circumstances in which Seller or a Company Entity has imposed reasonable and customary confidentiality restrictions) other than in the Ordinary Course of Business; or
(xxvi)agree, whether in writing or otherwise, to do any of the foregoing.
(c)Notwithstanding the foregoing or anything else in this Agreement to the contrary, (i) (A) prior to the Closing, the Company Entities shall be permitted to pay any Indebtedness or expense in connection with the transactions contemplated by this agreement and any other Transaction Document or make any distribution, dividend or other transfer of cash to another Company Entity or any Person that holds an Interest in a Company Entity, including Seller, and (B) nothing in this Agreement shall prevent Seller or any of the Company Entities from taking (or omitting to take) (1) any action as required by any Public Health Measure or (2) any action required pursuant to applicable Law or if reasonably necessary to prevent or mitigate any imminent and material harm to the Persons or assets of the Company Entities under emergency circumstances as would be taken by a prudent operator, in each case so long as Seller shall, upon receipt of notice of any such actions, promptly (and in any event, within five (5) Business Days of such notice) inform Buyer of the occurrence of such Public Health Measure or emergency situation and any such actions taken. Except with respect to any action expressly requiring the Buyer’s consent hereunder, nothing contained in this Agreement shall be construed to give Buyer or any of its Affiliates, directly or indirectly, any right to control or direct the businesses of the Company Entities prior to the Closing or any other businesses or operations of Seller or its Affiliates. Prior to the Closing, Seller shall exercise such control and supervision of the Company Entities and of their respective businesses and operations as is consistent with the terms and conditions of this Agreement and their respective Governing Documents.
Section 6.2Access to Information; Confidentiality.
(a)During the Interim Period, Buyer may make or cause to be made such review of the Company Entities and their respective assets, financial and legal condition as Buyer deems reasonably necessary or advisable. Seller shall, and shall cause the Company Entities to, permit Buyer and its authorized agents or Representatives, including its independent accountants, to have reasonable access to the properties and electronic books and records of the Company Entities (and each Seller Entity to the extent relating to the Company Entities or the Project) during normal business hours to review information and documentation related to the assets, properties, personnel, books, Contracts and other records of the Company Entities (and each Seller Entity to the extent relating to the Company Entities or the Project) for a reasonable business purpose related to the consummation of the transactions contemplated by this Agreement; provided, however, that such investigation shall only be upon reasonable advance written notice (email being sufficient) and shall not unreasonably disrupt personnel and operations of the Company Entities or their Affiliates or otherwise interfere with the prompt and timely discharge by such personnel of their normal duties and shall be at Buyer’s sole cost and expense; and provided, further, however, that none of Buyer, its Affiliates or their respective Representatives shall conduct any subsurface investigation or testing of any environmental media. All requests for access to the offices, properties, books and records of the Company

Entities or Seller Entities shall be made to such Representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that none of Buyer, its Affiliates or their respective Representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, distributors, contractors, lenders, agents or parties (or Representatives of any of the foregoing) that have business relationships with the Company Entities or any Governmental Authority or Representatives thereof, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the prior written consent of Seller (other than the required filings specified in Section 3.5). Any access to the offices, properties, books and records of the Company Entities or Seller Entities shall be subject to the following additional limitations: (i) Buyer, its Affiliates, and their respective Representatives, as applicable, shall give Seller written notice (email being sufficient) at least five (5) Business Days prior to conducting any inspections or communicating with any third party relating to any property of the Company Entities, and a Representative of Seller shall have the right to be present when Buyer, its Affiliates or their respective Representatives conducts its or their investigations on such property; (ii) none of Buyer, its Affiliates or their respective Representatives shall damage the property of the Company Entities or any portion thereof; and (iii) Buyer, its Affiliates, and their respective Representatives, as applicable, shall (A) use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner; and (B) except to the extent resulting from the gross negligence or willful misconduct of Seller, any Company Entity, their Affiliates or any of their respective Representatives, indemnify, defend and hold harmless Seller, the Company Entities, their respective Affiliates, and each of their respective Representatives from and against all Actions, claims, actions, Liabilities, losses, damages, judgments, fines, Taxes, penalties, fees, costs or expenses (including reasonable attorney fees, costs and expenses) to the extent resulting from the activities of Buyer, its Affiliates or their respective Representatives under this paragraph and not resulting from any gross negligence or willful misconduct of Seller, any Company Entity, their respective Affiliates or any of their respective Representatives. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Buyer, its Affiliates or any of their respective Representatives, whether during the Interim Period or from and after the Closing, which Seller reasonably believes it or the Company Entities are prohibited from providing to Buyer, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client or similar privilege, or which Seller or its Affiliates (or, prior to the Closing, the Company Entities) are required to keep confidential or prevent access to by reason of any Contract with a third party or which would otherwise expose Seller or its Affiliates (or, prior to the Closing, the Company Entities) to a material risk of Liability.
(b)Buyer shall, and shall cause its Affiliates and their respective Representatives to, hold in confidence all Evaluation Material (as defined in the Confidentiality Agreement) obtained from Seller, the Company Entities or their respective Affiliates or Representatives, whether or not relating to the business of the Company Entities, in accordance with the provisions of the Confidentiality Agreement in each case as if Buyer and Seller were directly a party thereto which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms; provided, however, that, subject to Section 6.5, and notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, from and after the Closing, none of Buyer, any of its Affiliates or any of its or their respective Representatives shall have any further obligation hereunder or thereunder with respect to Evaluation Material of the Company Entities. Seller shall, and shall cause its Affiliates and its and their respective Representatives to hold in confidence all Evaluation Material (as defined in the Confidentiality Agreement) obtained by them after Closing pursuant to Section 6.6, in accordance with the terms of the Confidentiality Agreement, mutatis mutandis.

Section 6.3Reasonable Best Efforts. During the Interim Period, except as otherwise expressly provided in this Agreement, each Party shall use reasonable best efforts to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable and in any event on or before the Termination Date. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.3 or elsewhere in this Agreement shall require Seller or any other Seller Related Party (including the Company Entities) to (a) provide financing to Buyer or any other Buyer Related Party for the consummation of the transactions contemplated hereby, (b) seek or obtain any consents, notices, approvals or other authorizations in connection with the transactions contemplated by this Agreement or any other Transaction Document except as expressly provided in Section 6.4, (c) execute any Real Estate Deliveries or (d) conduct, or permit to be conducted, any sampling or analysis of soil, groundwater, building materials or other environmental media. Each Party shall use its reasonable best efforts to obtain or make, and reasonably coordinate and cooperate with the other Parties in obtaining or making, all Consents from or with any Person (other than any Governmental Authority) necessary to consummate, as soon as practicable following the date hereof (but no later than the Termination Date), the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that in no event shall any Seller Entity or the Company Entities, any of their respective Affiliates, or any of their Representatives be required to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) except as expressly contemplated by this Agreement or any of the other Transaction Documents.
Section 6.4Regulatory Approvals.
(a)Each Party shall (and shall each cause their respective Affiliates to) use reasonable best efforts to make, give or obtain Consent under the HSR Act, which shall include to: (i) make or cause to be made the filings required of such Party or any of its Affiliates under the HSR Act as promptly as practicable, and in any event within twenty (20) Business Days after the date of this Agreement; (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings in respect of the HSR Act; (iii) use reasonable best efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act as soon as possible; (iv) promptly inform the other Party of the occurrence and contents of any oral communication from, and promptly provide to the other Party copies of any written communications from, any Governmental Authority in respect of the HSR Act, and permit the other Party to review in advance, and consider in good faith the comments of the other Party regarding, any proposed communication by such Party to any Governmental Authority in respect of the HSR Act (excluding personally identifiable information and any initial filing under the HSR Act); (v) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions to be made or submitted by or on behalf of any Party in connection with the HSR Act, and all related meetings and Actions; (vi) respond promptly and appropriately to any requests received by such Party or any of its Affiliates under the HSR Act and any other antitrust, competition or merger control Laws for additional information, documents or other materials; (vii) use reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any antitrust, competition or merger control Law; (viii) use reasonable best efforts to contest and resist any Action instituted (or threatened to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as being in violation of any antitrust, competition or merger control Law; (ix) request expedited and, as appropriate, confidential treatment of any such filings; and (x) cooperate in good faith with all Governmental Authorities. No Party shall agree to participate in any substantive meeting with any Governmental Authority in respect of any filings, investigation or other inquiry under any antitrust, competition or merger control Law, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to its obligations under this Section 6.4, Buyer shall determine the strategy to be used for obtaining the expiration or termination of the waiting period under the HSR Act and any other clearances required or advisable under applicable Law, and in doing so shall consult and cooperate with Seller and consider and take into account Seller’s views in good faith; provided, however, that neither Party shall withdraw its HSR Act notification and report form nor enter into any agreement any Governmental Authority (including any so-called timing agreement) to materially delay Closing pursuant to any antitrust, competition or merger control Law without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided, further, that Buyer may “pull and refile” its filing under the HSR Act one time pursuant to 16 C.F.R. § 801.12. Buyer shall be responsible for the payment of all filing fees in connection with filings under the HSR Act, and the costs of such fees shall be borne by the Parties as provided in Section 10.10(a).
(b)Notwithstanding anything to the contrary set forth in this Section 6.4, Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other Party under this Agreement as “outside counsel only.” Such designated materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials; it is understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Company Entities, (ii) as necessary to comply with contractual arrangements or (iii) as necessary to address reasonable privilege concerns or concerns regarding the privacy of personally identifiable information.
(c)Seller and Buyer shall use reasonable best efforts to obtain Consents from FERC pursuant to Section 203 of the FPA in order to consummate the transactions contemplated hereby. Buyer and its Affiliates shall reasonably cooperate and consult with Seller and its Affiliates in such efforts, including the execution of, or consenting to, FPA Section 203-related applications or submissions with FERC, including any inquiries from staff, which applications or submissions shall be made as soon as practicable, but not later than twenty (20) Business Days after the date of this Agreement, or other such period as may be agreed in writing by the parties. Seller shall, and shall cause the applicable Company Entities to, submit the informational filing pursuant to Schedule 2 of the PJM Tariff and request for waiver as soon as practicable, but no later than two (2) Business Days after the date the FPA Section 203 application is filed.
(d)From the Effective Date and for sixty (60) days after, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, acquire or agree to acquire any electric generation or transmission facility, or otherwise obtain control over any electric generation, transmission, storage or other power-related facility, in each case, in the PJM region (each, a “PJM Asset”), whether by merger, consolidation, by purchasing any portion of the assets of or equity in, or by any other manner, if the entering into of a definitive agreement relating thereto or the consummation of such acquisition, merger or consolidation, asset or equity purchase would reasonably be expected to prevent, prohibit, restrict or materially impede, materially interfere with, materially hinder, materially impair or materially delay the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, nothing in this Section 6.4(d) shall prohibit Buyer or any of its Affiliates from entering into a definitive agreement to acquire a PJM Asset so long as such definitive agreement is entered into, and any filing with any Governmental Authority in connection with such acquisition is made, after the date that is sixty (60) days after the date of this Agreement.
(e)In respect of the regulatory clearances that are a condition to Closing pursuant to Section 7.1(b) or Section 7.1(c), Buyer shall take, and cause its Affiliates to take, any and all actions necessary to obtain such regulatory clearances and avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Governmental Order, Law or Action that would prevent, prohibit, restrict or materially delay, materially impede, materially interfere with, materially hinder or materially impair the consummation by Buyer of the transactions contemplated hereby, in each case, to allow Buyer to consummate the transactions contemplated hereby as expeditiously as possible, and in any event prior to the Termination Date, including, whether by Governmental Order, agreement, or otherwise: (i) proposing, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of Buyer or any of its Affiliates; (ii) taking or committing to take actions, or accepting any restrictions or impairments, that would limit Buyer’s or its Affiliates’ freedom of action with respect to, or their ability to own, retain, control, operate or manage, any capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of Buyer or any of its Affiliates as of the Closing or any interest or interests therein, including providing all such assurances as may be necessary, requested or imposed by any Governmental Authority; (iii) creating, terminating or amending any relationships, contractual rights, obligations, licenses, ventures or other arrangements of Buyer or any of its Affiliates; and (iv) contesting, defending, challenging and appealing any threatened or pending proceeding, or preliminary or permanent injunction, or other Law or Governmental Order that would materially adversely affect, materially delay or prevent the ability of any Party to consummate the transactions contemplated hereby, and taking any and all other actions to prevent the entry, enactment or promulgation thereof (each a “Remedy Action”); provided, however, that during the Interim Period, Seller and the Subsidiary Seller shall take any Remedy Action in respect of the Company Entities if reasonably requested to do so in writing by Buyer and shall not take any Remedy Action in respect of the Company Entities without Buyer’s written consent; provided, further, that any Remedy Action (including any required of Seller or the Subsidiary Seller or the Company Entities pursuant to the immediate preceding proviso) shall be conditioned on the Closing. For the avoidance of doubt, Buyer shall not be required to take any Remedy Action that is not conditioned on the Closing.
(f)Notwithstanding anything to the contrary set forth in this Section 6.4, neither Buyer nor any of its Affiliates shall be obligated to take any Remedy Action in respect of the Specified Asset.
Section 6.5Public Announcements. No Party shall issue, or allow a third party or Affiliate to issue, any public announcement, press release or public statement, or conduct press tours, regarding this Agreement, any of the other Parties or any of the Parties’ Affiliates, without, in the case of the Seller Entities, Buyer’s prior written consent, and in the case of Buyer, Seller’s prior written consent, in each case not to be unreasonably withheld; provided, however, that (a) each Party may make any disclosure required by Law or by the rules of a national security exchange after giving, in the case of the Seller Entities, Buyer, and in the case of Buyer, Seller, at least 72 hours’ prior notice and the opportunity to review and comment on such disclosure; provided that, in the event that a disclosure is required by applicable Law or by the rules of a national security exchange in less than 72 hours, such notice shall be provided at the disclosing Party’s earliest opportunity, and the consenting Party shall use best commercial efforts to review and comment upon such disclosure within the requested time period; (b) each Party shall, and shall cause its Subsidiaries and Affiliates (as applicable) to consult with the other Parties on the content of all such announcements, and each Party shall use commercially reasonable efforts to agree upon the text of any such announcement with the other Parties prior to its release; and (c) nothing in this Section 6.5 or otherwise shall prohibit (i) the Seller Parties from making disclosures to the BlackRock Member or the BlackRock Member or any BlackRock Fund from making customary disclosures to limited partners and other investors in any of the BlackRock Funds (ii) Buyer or its Affiliates from making customary disclosures to its shareholders, including through customary investor relations disclosures; and (d) Buyer may issue a customary press release following the execution hereof so long as Seller is provided at least 12 hours’ prior notice and the opportunity to review and comment on such release and shall consider in good faith any reasonable comments provided by Seller prior to such release.
Section 6.6Post-Closing Access; Preservation of Records.
(a)From and for seven (7) years after the Closing, Buyer shall make, or cause to be made, available to Seller all books, records, Tax Returns and documents of the Company Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon five (5) Business Days’ written notice (email being sufficient) as may be reasonably necessary for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to equityholders and Governmental Authorities, (iii) preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, (iv) the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under any Transaction Documents, or (v) such other purposes as reasonably requested by Seller; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Buyer, its Affiliates, or the Company Entities and the reasonable out-of-pocket expenses of Buyer, its Affiliates and the Company Entities incurred in connection therewith shall be paid by Seller. Buyer shall cause each Company Entity to maintain and preserve all such Tax Returns, books, records and other documents for five (5) years after the Closing Date. Notwithstanding the foregoing, Buyer shall not be required to disclose or provide access to any information to Seller to the extent that Buyer reasonably determines such disclosure or access would jeopardize any attorney-client or other privilege.
(b)From and after the Closing, Seller shall make or cause to be made available to Buyer all employees, books, records and documents of Seller and its Affiliates relating to the business of the Company Entities during regular business hours for the same purposes, to the extent applicable, as set forth in Section 6.6(a); provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Seller or its Affiliates and the reasonable out-of-pocket expenses of Seller and its Affiliates incurred in connection therewith shall be paid by Buyer.
Section 6.7Tax Matters.
(a)Tax Treatment. Buyer and Seller intend that for all applicable U.S. federal income (and state and local) Tax purposes, the purchase of all of the Project Holding Company Interests by Buyer hereunder shall be treated as an acquisition of the assets of the Project Holding Company (the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith, except as otherwise required by a “determination” (as defined in Section 1313(a) of the Code and any similar provision of state or local Tax Law).
(b)Tax Returns. For the avoidance of doubt, any Tax deductions attributable to any payments or expenses borne directly or indirectly by either Seller Entity or by the Company Entities in connection with the transactions contemplated hereby shall be attributed, to the extent deductible on a “more likely than not” or higher basis in a Pre-Closing Tax Period, to such Seller Entity and shall be reflected on such Tax Returns filed with respect to such Seller Entity. Seller shall prepare or cause to be prepared and timely file or cause to be timely filed any (x) Tax Returns of the Company Entities that are required to be filed on or before the Closing Date and (y) any Pass-Through Income Tax Returns of the Company Entities that are solely for taxable periods ending on or prior to the Closing Date (“Seller Returns”). Such Seller Returns

shall be prepared consistent with the past practices of the relevant Company Entity (except as otherwise required by applicable Law) and any Taxes required to be paid pursuant to any such Seller Return shall be paid, or caused to be paid, by the Seller Entities. Seller shall provide Buyer with a draft of any Seller Return at least fifteen (15) days prior to the due date thereof (including permitted extensions) for Buyer’s review and comment and shall consider in good faith any reasonable comments received from Buyer. Buyer shall cause each Company Entity to prepare and file (or cause to be prepared and filed) all Pass-Through Income Tax Returns of the Company Entities first due after the Closing Date for any Straddle Period (each, a “Straddle Period Return”), in each case consistent with the past practices of such Company Entity (except as otherwise required by applicable Law). Buyer shall provide Seller with a draft of any Straddle Period Return at least fifteen (15) days prior to the due date thereof (including permitted extensions) for Seller’s review and comment, and shall incorporate Seller’s reasonable comments thereto.
(c)Post-Closing Actions. From and after the Closing Date, without Seller’s written consent, none of Buyer, any of its Affiliates (including any Company Entity), or any Representatives thereof, shall (i) file, re-file, amend, or supplement any Pass-Through Income Tax Return for any Pre-Closing Tax Period (or portion thereof), (ii) change any method or period of accounting for any Pre-Closing Tax Period, (iii) make, change, approve or consent to any Tax election with respect to any Company Entity that is retroactively effective for any Pre-Closing Tax Period (or portion thereof), (iv) with respect to any Tax Proceeding controlled by Seller under Section 6.7(d), extend or waive the limitation period applicable to any Tax claim assessment relating to any Pre-Closing Tax Period, or (v) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of any Company Entity that were originally due on or before the Closing Date (taking into account existing extensions), in each case to the extent doing so would impact any Pass-Through Income Tax Return for any Pre-Closing Tax Period (or portion thereof).
(d)Tax Proceedings. Seller and Buyer shall notify the other in writing within ten (10) days of the receipt by such Party (or any of its Affiliates), as applicable, of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of or with respect to any Company Entity for which some or all of such Taxes Seller (or any of its Affiliates) would reasonably be expected to be liable directly on a pass-through basis (such as Income Taxes) as a matter of Law (a “Tax Proceeding”). Seller shall control and defend any Tax Proceeding for any Pre-Closing Tax Period (not including any portion of any Straddle Periods); provided, however, that Seller shall (i) permit Buyer to participate (at its own expense) in such Tax Proceeding, (ii) keep Buyer reasonably informed of the major developments and status of such Tax Proceeding, and (iii) not settle or compromise any such Tax Proceeding without Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall control and defend any Tax Proceeding for any Straddle Period; provided, however, that Buyer shall (i) permit Seller to participate (at its own expense) in such Tax Proceeding, (ii) keep Seller reasonably informed of developments and the status of such Tax Proceeding, and (iii) not settle or compromise such Tax Proceeding without the prior written consent of Seller, which shall not be unreasonably withheld, conditioned or delayed. Any Taxes resulting from a Tax Proceeding in respect of a Straddle Period shall be allocated among the Seller and Buyer on a “closing of the books” basis with respect to Income Taxes and a pro rata basis in respect of ownership during the Straddle Period with respect to non-Income Taxes.
(e)Cooperation. Buyer and Seller shall, and shall cause their respective Affiliates to, provide to the other Party such reasonable cooperation and information, as and to the extent reasonably requested and reasonably necessary, in connection with (i) preparing, reviewing or filing any Tax Return, amended Tax Return or claim for refund of or with respect to the Company Entities, (ii) determining Liabilities for Taxes or a right to refund of Taxes of or with respect to the Company Entities or (iii) conducting any audit or other action with respect to Taxes of or with respect to the Company Entities.
Section 6.8Insurance. From and after the Closing Date (i) the Company Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits or seek coverage under, any of Seller’s or its Affiliates insurance policies or any of their self-insured programs described on Section 6.8 of the Seller Disclosure Schedules and (ii) with regards to the insurance policies or self-insured programs described on Section 6.8 of the Seller Disclosure Schedules, Buyer shall be solely responsible for obtaining or providing insurance coverage for the Company Entities for any event or occurrence after the Closing sufficient to comply with any and all of the contractual and statutory obligations of the Company Entities.
Section 6.9Indemnification; Directors and Officers Insurance.
(a)From and after the Closing Date, Buyer shall, and shall cause each of the Company Entities to, to the fullest extent permitted by Law, indemnify, defend and hold harmless each individual who on or prior to the Closing Date was a director, manager, managing member, officer or controlling equity holder of any Company Entity (each, a “Covered Party”) against all Actions, claims, actions, Liabilities, losses, damages, judgments, fines, Taxes, penalties, fees, costs or expenses (including reasonable attorney fees, costs and expenses) incurred or suffered by such Covered Party arising out of or relating to any act or omission of such Covered Party in their capacity as a director, manager, officer, employee, trustee, fiduciary or controlling equity holder of any Company Entity or any acts or omissions taken at the request of any Company Entity, in each case, at any time prior to or on the Closing Date (including the negotiation, entry into, performance and consummation of the transactions contemplated by this Agreement and the other Transaction Documents). Neither Buyer nor any Company Entity shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action with respect to which a Covered Party may be entitled to indemnification hereunder without the prior written consent of such Covered Party, unless such Covered Party is given an express and unconditional full release of any and all Liability by all relevant parties. The foregoing shall be in addition to, and shall not modify or limit, any other rights any Covered Party may have under any Governing Document, insurance policy, Contract or Law.
(b)For a period of not less than six (6) years from and after the Closing Date, Buyer shall cause the Governing Documents of each Company Entity to contain provisions no less favorable with respect to exculpation, indemnification, contribution, advancement of expenses or reimbursement of the Covered Parties than are set forth in their respective Governing Documents as of the date hereof. Buyer agrees that all rights of the Covered Parties to exculpation, indemnification, contribution, advancement of expenses or reimbursement with respect to acts or omissions occurring at or prior to the Closing pursuant to any Governing Document of any Company Entity as in effect on the date hereof, any Contract with a Covered Party as in effect on the date hereof or any applicable Law shall survive the Closing and shall continue in full force and effect in accordance with their terms.
(c)On or prior to the Closing Date, Seller and the Company Entities shall obtain, at Buyer’s sole cost and expense in an amount not to exceed $125,000, a non-cancelable run-off insurance policy for directors’ and officers’ liability, for a period of six (6) years after the Closing Date to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date, including in connection with this Agreement and the transactions contemplated hereby, for all persons who were directors, managers or officers of Seller, the BlackRock Member, Annex 0 or any Company Entity, as applicable, on or prior to the Closing Date (the “D&O Insurance”). Buyer shall cause any Company Entity, as applicable, to maintain the D&O Insurance in full force and effect, and continue to honor the obligations thereunder.

(d)Buyer hereby acknowledges that certain Covered Parties may have rights to indemnification, contribution, advancement of expenses, reimbursement or insurance provided by Persons other than the Company Entities (collectively, the “Other Indemnitors”). Buyer hereby agrees (i) that Buyer and the Company Entities are the indemnitors of first resort (i.e., their obligations to the Covered Party are primary and any obligation of the Other Indemnitors are secondary), (ii) Buyer and the Company Entities shall be required to indemnify and advance expenses to any Covered Party to the extent required by the terms of this Agreement, the applicable Governing Documents of the Company Entities, any other applicable indemnification agreements or arrangements or applicable Law, without regard to any rights the Covered Party may have against the Other Indemnitors or any insurance provided thereby and (iii) Buyer, on its own behalf and on behalf of the other Buyer Related Parties and their respective successors and assigns, hereby unconditionally and irrevocably waives, releases and forever discharges each of the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Buyer, on its own behalf and on behalf of the other Buyer Related Parties, further agrees that no advancement or payment by an Other Indemnitor on behalf of an Covered Party with respect to any claim for which an Covered Party has sought indemnification from any Company Entity shall affect the foregoing and the applicable Other Indemnitor shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Party against Buyer or any Company Entity.
(e)In the event Buyer or any Company Entity (i) consolidates with or merges into any other Person and shall not be the continuing entity after such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such continuing entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.9.
Section 6.10R&W Policy. In the event that any Buyer Related Party obtains, or directs any other Person to obtain, any representations and warranties insurance policy or policies in respect of any representations and warranties contained in this Agreement or in any other Transaction Document at any time before or after the Closing (each such policy, a “R&W Policy”), (a) all premiums, fees and expenses (including all underwriting fees, Taxes, surcharges and brokerage commissions) incurred by such parties in obtaining such R&W Policy shall be borne solely by Buyer, (b) Buyer shall provide Seller a reasonable opportunity to review such R&W Policy in advance of binding coverage thereunder and shall incorporate in such R&W Policy any reasonable comments provided by Seller, (c) such R&W Policy shall include a provision whereby the insurers thereof expressly waive any right or claim with respect to subrogation, contribution, assignment of rights or claims or any other form of recovery in connection with this Agreement and the transactions contemplated hereby against all Seller Related Parties (except the right to assert a claim for Fraud against any Party to the extent the payment of any loss under such R&W Policy arose out of Fraud committed by such Party) (the “Subrogation Waiver”), (d) the Seller Related Parties shall be intended third party beneficiaries of the Subrogation Waiver, and (e) no Buyer Related Party shall amend, waive, modify or otherwise revise, or permit the amendment, waiver, modification or other revision of, the R&W Policy in any manner inconsistent with the foregoing or otherwise materially adverse to any Seller Related Party.
Section 6.11Use of Names. Seller is not conveying to Buyer or any of its Affiliates (including, following the Closing, the Company Entities), and, neither Buyer nor any of its Affiliates (including, following the Closing, the Company Entities) will have any ownership or other rights whatsoever in, and Seller is not licensing or otherwise granting to Buyer, or, following the Closing, the Company Entities, or any of their respective Affiliates, any rights whatsoever to, the names “Caithness” or “Caithness Energy”, or any derivations thereof (such names and derivations, the “Seller Names”). Buyer and its Affiliates will (i) as soon as practicable after the Closing, and in any event within six (6) months of Closing, remove, and will cause the Company Entities to remove, all such names from the Project and the Company Entities, including all filings, communications, signage and other materials, and (ii) as soon as practicable after the Closing, and in any event within six (6) months of Closing, cause the Governing Documents of each Company Entity to be amended to remove any references to such names. For six (6) months following the Closing, Seller, on behalf of itself and its Affiliates, hereby grants to the Company Entities a non-exclusive right to use the Seller Names in a substantially similar manner as such Seller Names are used by the Company Entities or in connection with the Project as of the Closing. Nothing in this Section 6.11 shall restrict Buyer, its Affiliates or any Company Entities from any use of a Seller Name as required by Law, internally, or in a manner that does not constitute trademark infringement.
Section 6.12Casualty.
(a)If any of the Company Entities’ or the Project’s assets are damaged or destroyed by casualty loss or similar event or circumstance or taken in condemnation or under right of eminent domain after the date of this Agreement and prior to the Closing (each such event or circumstance, a “Casualty Loss”), Seller shall notify Buyer in writing (email being sufficient). If a Casualty Loss occurs and (i) in the case of a casualty loss, the cost of restoring the asset damaged or destroyed to a condition reasonably comparable to the condition the asset had immediately prior to such Casualty Loss or (ii) in the case of a condemnation, the condemnation value therefor (in each case net of and after giving effect to any insurance proceeds, tax benefits, condemnation or other awards, liquidated damages or third party proceeds received or realized by, or reasonably agreed by Seller and Buyer in good faith will be available to, the applicable Company Entity with respect to such event or circumstance) (such amount with respect to any assets as determined by the Accounting Firm, the “Restoration Cost”) does not exceed $233,011,600, subject to Section 6.12(b), the amount of the Purchase Price shall be reduced by the Restoration Cost (as estimated by the Accounting Firm) as contemplated in the definitions of “Estimated Purchase Price” and “Purchase Price”, and such Casualty Loss shall not affect the Closing. If the Restoration Cost is in excess of $233,011,600 then either Seller or Buyer may, by notice to the other Party, terminate the Agreement pursuant to Section 9.1(g) within ten (10) Business Days after the Accounting Firm provides its determination of the Restoration Cost; provided, however, that if neither Buyer nor Seller terminates the Agreement within such ten (10) Business Day period, then the Purchase Price shall be reduced by the amount of the Restoration Cost and such Casualty Loss shall otherwise not affect the Closing. In the event of a Casualty Loss prior to the Closing, Seller shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to collect amounts due (if any) under available insurance arrangements in respect of any such Casualty Loss (all such amounts, “Casualty Cash”) and shall cause any such Casualty Cash to be contributed or assigned to the Company Entity that suffered such Casualty Loss (provided that in the event the Purchase Price is reduced due to such Casualty Loss, and such Purchase Price reduction does not take into account such insurance proceeds, then any such insurance proceeds that are received by the Company Entities following the Closing shall be promptly remitted to Seller).
(b)Notwithstanding the provisions of Section 6.12(a), if the amount equal to the sum of all Restoration Costs with respect to all Casualty Losses (the “Aggregate Restoration Cost”) is, in the aggregate, equal to or less than one percent (1%) of the Enterprise Value, then the corresponding Aggregate Restoration Cost shall not result in any reduction in the Purchase Price.
(c)To assist Buyer in its evaluation of any and all Casualty Losses (including Restoration Costs), Seller shall provide Buyer such reasonable access to the properties and assets of Seller, and the Company Entities, including the Project, and such information as Buyer may reasonably request in connection therewith, subject to the conditions of Section 6.2(a).

(d)Notwithstanding anything in this Agreement to the contrary, as between the Parties, this Section 6.12 shall be the sole and exclusive remedy of the Parties with respect to any Casualty Loss that damages, impairs, destroys or takes the Project during the Interim Period and there shall be no other liability for Seller and its Affiliates hereunder other than this Section 6.12 due to such Casualty Loss.
Section 6.13Financial Statement Cooperation.
(a)During the period beginning on the date hereof and ending on the earlier of (i) the date that is ninety (90) days after the Closing Date and (ii) the date this Agreement is terminated in accordance with Article IX (the “Cooperation Period”), Seller shall use commercially reasonable efforts to prepare and deliver (to the extent not already provided), at the Buyer’s sole cost and expense:
(i)(a) audited financial statements of the Company Entities, including combined balance sheets, statements of operations, statements of cash flows, and statements of members equity, as of and for the fiscal year ended December 31, 2024; provided that such financial statements shall only include information as of and for the fiscal year ended December 31, 2024, on or before the delivery of the financial statements for the fiscal quarter ending June 30, 2025 pursuant to clause (ii) below and (b) audited financial statements of the Company Entities, including combined balance sheets, statements of operations, statements of cash flows, and statements of members equity, as of and for the fiscal year ended December 31, 2025, provided that such financial statements shall only include information as of and for the fiscal year ended December 31, 2025, within ninety (90) days after the end of such fiscal year, to the extent the Closing occurs after December 31, 2025;
(ii)with respect to the fiscal quarter ending June 30, 2025 and each fiscal quarter ending after the date of this Agreement and prior to the Closing Date (other than the end of a fiscal quarter that is also a year-end), unaudited financial statements of the Company Entities, including combined balance sheets, statements of operations, statements of cash flows, and statements of members equity, for (A) the three month period of such fiscal quarter (and the corresponding period of the preceding fiscal year) and (B) the period beginning on January 1 of the applicable year and ending at the end of such fiscal quarter (and the corresponding period of the preceding fiscal year), which in each case shall (1) include notes to the financial statements and (2) be reviewed by Seller’s auditors in accordance with customary review procedures for interim financial statements, within fifty (50) days after the end of such fiscal period; provided that for the period ending June 30, 2025, such financial statements shall be required within seventy-five (75) days after the end of such fiscal period;
(iii)with respect to the fiscal quarter in which the Closing Date occurs, unaudited financial statements of the Company Entities, including combined balance sheets, statements of operations, statements of cash flows, and statements of members equity, for (A) the period beginning on the first day of such fiscal quarter and ending on (and including) the Closing Date and (B) the period beginning on January 1 of the applicable year and ending on (and including) the Closing Date, within forty (40) days after the Closing Date;
(iv)with respect to the most recently ended fiscal quarter and fiscal year prior to the Closing Date for which financial statements are required to be delivered pursuant to clauses (i) and (ii) above, respectively, all financial data and other information reasonably requested by Buyer for, and to use commercially reasonable efforts to cooperate with, the preparation by Buyer of versions of such financial statements that are compliant with Regulation S-X applied on a consistent basis throughout the periods covered thereby, solely to the extent required pursuant to Item 9.01 of Securities and Exchange Commission (the “SEC”) Form 8-K;

(v)as soon as reasonably practicable, all financial data, audit reports and other related information reasonably requested by Buyer (to the extent not previously provided) and necessary to permit Buyer to prepare (A) offering documents used in connection with any private placements of debt securities under Rule 144A promulgated under the Securities Act and (B) pro forma financial statements (it being understood that such statements, data, reports and other information shall not be required for any fiscal year prior to the fiscal year ended December 31, 2023 or any accounting period subsequent to the Closing Date); and
(vi)all financial data and other information reasonably requested by Buyer in connection with the preparation by Buyer of any statements, forms, schedules, reports or other documents filed or furnished with the SEC or any other Governmental Authorities as are required of Buyer (or its potential successors) under applicable Laws;
provided, however, that in each case of the foregoing clauses, such financial statements shall be prepared in accordance with GAAP. During the Cooperation Period, Seller shall use its commercially reasonable efforts to provide Buyer and its Representatives at Buyer’s sole cost and expense reasonable access upon reasonable prior notice during normal business hours to such historic financial statements, records, financial data and personnel of Seller’s and its Subsidiaries’ accounting firms as the Buyer may reasonably request to enable Buyer and its Representatives to prepare any such financial statements (it being understood that such statements, records and data shall not be required for any fiscal year prior to the fiscal year ended December 31, 2023 or any accounting period subsequent to the Closing Date).
(b)During the Cooperation Period, Seller shall use commercially reasonable efforts to cause the personnel of Seller and its Subsidiaries, and to request its independent auditors and other applicable consultants or service providers, to reasonably cooperate with the Buyer and its Representatives in the interpretation, preparation, and disclosure of any financial statements, including pro forma financial statements, described in Section 6.13(a), in each case, at Buyer’s sole cost and expense. During the Cooperation Period (the “Comfort Period”), Seller shall use commercially reasonable efforts to request its independent auditors to, at the Buyer’s sole cost and expense, (i) provide, execute and deliver customary “comfort letters,” that include negative assurance “comfort” and “comfort” with respect to historical data of the Company Entities, (ii) provide reports, letters and consents related to their work for the Company Entities, (iii) issue any customary representation letters in connection therewith to any underwriter or purchaser in a securities offering by Buyer or its Affiliates including financial statements of the Company Entities or pro forma financial statements including financial information of the Company Entities, (iv) consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements of the Company Entities, as applicable, (v) consent to be named an expert in any offering memorandum, private placement memorandum, prospectus, or filing used or filed by Buyer or its Affiliates in connection with any private placements of debt securities under Rule 144A or a registered offering of debt securities with respect to the audited or unaudited financial statements of the Company Entities and (vi) provide access to Buyer and its Representatives to the work papers of the independent auditors of the Company Entities. All of the information provided by Seller and its Affiliates pursuant to this Section 6.13 is given without any representation or warranty, express or implied, and neither Seller nor any of its Affiliates or its or their respective accountants shall have any liability or responsibility with respect thereto. Without limiting the generality of the foregoing sentence, Buyer shall indemnify, defend and hold harmless Seller, the BlackRock Member and their respective Affiliates from and against any and all damages, liabilities or losses suffered or incurred arising from the financial statements prepared and delivered or the cooperation provided by the Seller pursuant to this Section 6.13 (other than as set forth in this Section 6.13(b) and to the extent such liabilities arise from actual fraud or willful misconduct of Seller or their Affiliates or any of their respective Representatives) and any information utilized in connection therewith. Buyer shall promptly reimburse Seller for all reasonable costs and expenses incurred by Seller and its Affiliates in connection with the cooperation and assistance provided pursuant to this Section 6.13; provided, however, that such reimbursement under Section 6.13(b) shall not apply to, and Buyer shall not be responsible for, costs and expenses incurred by Seller and its Affiliates in connection with the preparation of the financial statements described in Section 6.13(a)(i) and Section 6.13(a)(ii).
(c)Notwithstanding anything to the contrary contained herein, Seller and the Company Entities will be deemed to be in compliance with this Section 6.13 for all purposes hereunder, and Buyer shall not allege that Seller (or any other Person) is or has not been in compliance with this Section 6.13 for any purpose hereunder, unless both (i) Buyer provides prompt written notice to Seller of the alleged failure to comply, specifying in reasonable detail such alleged failure, which failure to comply has not been cured within ten (10) Business Days of such notice and (ii) Seller’s willful breach of this Section 6.13 was the primary and direct cause of (x) Buyer or its Affiliates being unable to satisfy applicable disclosure requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or (y) the failure of the Debt Financing to be obtained on or before the Termination Date. For the avoidance of doubt, and notwithstanding anything to the contrary, the obligations of Buyer to consummate the transactions contemplated by this Agreement are not conditional on or subject to the delivery of any financial statements or other documents or information described in this Section 6.13 (subject to the terms of Section 7.3).
Section 6.14Financing Cooperation.
(a)From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.1, Seller shall and shall cause the Company Entities to use each of their respective commercially reasonable efforts to provide to Buyer, at the sole expense of Buyer, customary information and take other customary actions as are reasonably requested by Buyer in connection with the Debt Financing, which shall include, using commercially reasonable efforts to:
(i)at least three (3) Business Days prior to Closing (to the extent requested from the Company Entities at least seven (7) Business Days prior to the anticipated Closing), providing all documentation and other information about the Company Entities as is reasonably requested by Buyer which the sources in respect of the Debt Financing reasonably determine is required with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and that is required as a condition precedent to the initial funding of the Debt Financing;
(ii)facilitate the execution of the Payoff Letters;
(iii)facilitate the execution and delivery at the Closing of definitive documents reasonably related to the Debt Financing, including any guarantees, pledge and security documents, other definitive financing documents (in each case including the schedules thereto), or in connection with the authorization of the Debt Financing and the definitive documentation related thereto, and the execution and delivery of such definitive documentation in anticipation of the Closing (provided that all such authorization, execution and delivery shall be deemed to become effective only if and when the Closing occurs; and provided, further that the Company Entities shall not be required to deliver or cause the delivery of any legal opinions);
(iv)provide reasonable assistance to Buyer in its preparation of the Marketing Materials;

(v)exercise commercially reasonable efforts to cooperate with the Marketing Efforts of Buyer; and
(vi)provide reasonable assistance in identifying any portion of the information relating to the Seller and its Subsidiaries (including the Company Entities) set forth in the Marketing Materials relating to the Debt Financing that would constitute material non-public information.
(b)Seller hereby consents to the use of the logos of the Company Entities in connection with the Marketing Efforts; provided, however, that such logos are used (i) in a manner that is not intended to, or reasonably likely not to, disparage any of the Company Entities or their reputation or goodwill or (ii) in any manner as reasonably approved by Seller.
(c)All such assistance referred to in this Section 6.14 in connection with the Debt Financing shall be at Buyer’s written request with reasonable prior notice and except as provided herein, at Buyer’s sole cost and expense, and Buyer shall promptly reimburse Seller or its Affiliates for all costs and expenses (including attorneys’ fees) incurred by them and their respective personnel and non-legal advisors in connection with such assistance; provided, however, that such reimbursement under this Section 6.14(c) shall not apply to, and Buyer shall not be responsible for, (x) costs and expenses incurred, regardless of the Debt Financing, whether in connection with the satisfaction of obligations solely under other provisions of this Agreement or that would have been incurred in connection with the transactions contemplated hereby or otherwise, or (y) any amounts incurred in connection with the Payoff Letters or the Financial Statements. Buyer shall indemnify, defend and hold harmless Seller, the BlackRock Member and each of their respective Affiliates from and against any and all damages, liabilities or losses suffered or incurred arising from the financial statements prepared and delivered or the cooperation provided by Seller, the BlackRock Member, each Company Entity and any of their respective Affiliates or any of their personnel or non-legal advisors pursuant to this Section 6.14 (other than as set forth in this Section 6.14(c)), except to the extent such liabilities arise from actual fraud or willful misconduct of Seller or their Affiliates or any of their respective Representatives and any information utilized in connection therewith.
(d)Notwithstanding the foregoing or anything else to the contrary in this Agreement, neither Seller nor any Company Entity (or any of their Affiliates or any of their personnel or advisors) shall be required to (i) provide or prepare, and Buyer shall be solely responsible for the preparation of, pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (ii) pay any commitment or other fee, (iii) provide Regulation S-X compliant financial statements, (iv) enter into any agreement or commitment in connection with the Debt Financing which would be effective prior to the Closing (other than customary authorization letters), (v) approve any document or other matter related to the Debt Financing or incur any Liability of any kind (or cause their Representatives to incur any Liability of any kind) prior to the Closing, except to the extent reimbursable or indemnified by Buyer hereunder (other than as required under Section 6.13(b), (vi) provide any opinion, (vii) provide access to or disclose any information to Buyer or its Representatives to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or other evidentiary privilege or protection or violate any applicable Law or Contract, (viii) execute or deliver any Real Estate Deliveries, (ix) with respect to any Third Party Assurance, arrange for the issuance of replacement letters of credit, surety bonds or similar instruments, backstop letters of credit or other assurance or post cash collateral to the issuer with respect thereto or (x) take any action that would (A) unreasonably interfere with the day-to-day operations of any Company Entity or cause material competitive harm to the business of any Company Entity if the transaction contemplated by this Agreement are not consummated, (B) cause any representation, warranty, covenant, agreement or other provision in this Agreement or any Transaction

Document to be untrue, incorrect, breached or violated in any respect, (C) cause any closing condition set forth in Article VII to fail to be satisfied, (D) cause any Company Entity or any director, manager, officer or employee of any Company Entity to incur any personal Liability, (E) conflict with the Governing Documents of Company Entity or any Law or Permit, (F) result in the contravention of, a violation or breach of, or a default under, any Contract, (G) change any fiscal period, or (H) authorize any corporate or similar action prior to the Closing.
(e)Notwithstanding anything to the contrary contained herein, (i) this Section 6.14 sets forth Seller’s and the Company Entities’ sole obligations with respect to the Debt Financing or any other debt or other financing of Buyer or any of its Affiliates and (ii) Seller and the Company Entities will be deemed to be in compliance with this Section 6.14 for all purposes hereunder, and Buyer shall not allege that Seller (or any other Person) is or has not been in compliance with this Section 6.14 for any purpose hereunder, unless both (A) Buyer provides prompt written notice to Seller of the alleged failure to comply, specifying in reasonable detail such alleged failure, which failure to comply has not been cured within ten (10) Business Days of such notice and (B) Seller’s willful breach of this Section 6.14 was the primary and direct cause of the failure of the Debt Financing to be obtained on or before the Termination Date.
Section 6.15Affiliate Contracts. Other than those Affiliate Contracts set forth on Section 6.15 of the Seller Disclosure Schedules, at or prior to the Closing, Seller shall cause all Affiliate Contracts to be terminated without any further force or effect following the Closing, and Buyer and the Company Entities shall not have any Liability in respect thereof following the Closing.
Section 6.16Wrong Pocket; Certain Insurance Matters.
(a)If at any time after the Closing, Buyer or any of its Affiliates (including the Company Entities) (i) receives, any payment, remittance or other amount which should have been paid to Seller or the Subsidiary Seller or (ii) is in possession of any assets which should have been transferred to Seller or the Subsidiary Seller, in each case, Buyer shall promptly notify Seller or the Subsidiary Seller (as applicable) of its receipt or possession of such assets and transfer, or cause its applicable Affiliate to transfer, such funds or assets to Seller or the Subsidiary Seller (as applicable) (or its designee) as soon as reasonably practicable, but in no event later than fifteen (15) days after receipt of such funds, upon identification thereof, for no additional consideration. Prior to any such transfer, Buyer shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Seller or the Subsidiary Seller (as applicable) (or its designee) such funds or assets and provide to Seller or the Subsidiary Seller (as applicable) (or its designee) all of the benefits arising from such funds or assets and otherwise cause such funds or assets to be used as reasonably instructed by Seller or the Subsidiary Seller (as applicable).
(b)If at any time after the Closing, Seller or the Subsidiary Seller or any of their respective Affiliates (i) receives, any payment, remittance or other amount which should have been paid to Buyer or any Company Entity, including with respect to Emissions Credits or (ii) is in possession of any assets which should have been transferred to Buyer or any Company Entity, then, in each case, Seller or the Subsidiary Seller (as applicable) shall promptly notify Buyer of its receipt or possession of such assets and transfer, or cause its applicable Affiliate to transfer, such funds or assets to Buyer (or its designee) as soon as reasonably practicable, but in no event later than fifteen (15) days after receipt of such funds, upon identification thereof, for no additional consideration. Prior to any such transfer, Seller or the Subsidiary Seller (as applicable) shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Buyer (or its designee) such funds or assets and provide to Buyer (or its designee) all of the benefits arising from such funds or assets and otherwise cause such funds or assets to be used as reasonably instructed by Buyer.

(c)Buyer acknowledges and agrees that all insurance arrangements maintained by Seller, the Subsidiary Seller and each of their Affiliates for the benefit of the Company Entities will be terminated as of the Closing and the Company Entities will cease to be insured by, have access or availability to, be entitled to make claims on, or claim benefits or seek coverage under, any of Seller’s, the Subsidiary Seller’s or any of their Affiliates’ insurance policies or self-insurance programs; provided, however, that in respect of any claims commenced after the Closing Date arising from for an event or occurrence prior to the Closing Date, the Company Entities, subject to the terms and conditions of the applicable policies, may make claims on any of Seller’s, the Subsidiary Seller’s or any of their Affiliates’ occurrence-based insurance policies covering the Company Entities at the time of such event or occurrence, and Seller, the Subsidiary Seller and each of their Affiliates shall use commercially reasonable efforts to assist Buyer and the Company Entities in asserting any such claims; provided, further, that Buyer shall be solely liable for, and neither Seller nor the Subsidiary Seller shall have any obligation to pay or reimburse Buyer or the Company Entities for, all deductibles and retentions and all uninsured, uncovered, unavailable or uncollectable amounts relating to or associated with such claims, whether made by the Company Entities, their respective employees or third parties.
Section 6.17Admin Agreement. In the event Buyer delivers written notice to Seller within forty-five (45) days of the date of this Agreement electing to extend the duration of the Admin Agreement, then following the Closing the Admin Agreement shall remain in full force and effect until terminated pursuant to this Section 6.17 (the “AMA Extension Notice”). The AMA Extension Notice shall specify the number of days the Admin Agreement will remain in full force and effect following Closing, not to exceed ninety (90) days (the “AMA Extension Period”). During any AMA Extension Period, notwithstanding anything to the contrary in the Transition Services Agreement, Buyer shall have no obligation to pay the “Charges” (as defined in the Transition Services Agreement) or any other fees or amounts that would otherwise be payable under the Transition Services Agreement, which shall not, for the avoidance of doubt, impact the other rights and obligations of the Transition Services Agreement. At the end of the AMA Extension Period, the Admin Agreement shall automatically terminate and be of no further force and effect. If Buyer fails to deliver an AMA Extension Notice within forty-five (45) days of the date of this Agreement, the Admin Agreement shall automatically terminate and be of no further force and effect at Closing.
Article VII.

CONDITIONS TO CLOSING
Section 7.1Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of each of the following conditions:
(a)No Prohibition. There shall be no Law that is in effect that prohibits the consummation of the transactions contemplated hereby.
(b)Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated, and no commitment to or agreement with a Governmental Authority (entered into in accordance with Section 6.4, for the avoidance of doubt, with the express written consent of Seller) shall be in effect.
(c)FERC Matters. FERC authorization under Section 203 of the FPA required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect and waiver of the 90-day notice period required under Schedule 2 of the PJM Tariff shall have been granted or such 90-day notice period shall have expired.
Section 7.2Conditions Precedent to Obligations of Seller and Subsidiary Seller. The obligation of Seller and Subsidiary Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing Date of each of the following additional conditions:
(a)Accuracy of Buyer’s Representations and Warranties.
(i)The representations and warranties of Buyer contained in this Agreement other than the Buyer Fundamental Representations, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.
(ii)The Buyer Fundamental Representations shall be true and correct in all respects, other than de minimis inaccuracies, in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b)Covenants and Agreements of Buyer. Buyer shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by it prior to the Closing, other than with respect to the covenants contained in Section 6.10, which Buyer shall have performed and complied with in all respects.
(c)Certificate of Buyer. Seller shall have received a certificate signed by a duly authorized officer of Buyer confirming the matters set forth in Section 7.2(a) and Section 7.2(b) as of the Closing Date.
Section 7.3Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing Date of each of the following additional conditions:
(a)Accuracy of Seller’s Representations and Warranties.
(i)The representations and warranties of Seller contained in this Agreement other than the Seller Fundamental Representations, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company Entities, taken as a whole.

(ii)The Seller Fundamental Representations shall be true and correct in all respects, other than de minimis inaccuracies, in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date).
(b)Covenants and Agreements of Seller. Seller and Subsidiary Seller shall have performed and complied in all material respects with all of the covenants and agreements hereunder required to be performed and complied with by Seller and Subsidiary Seller prior to the Closing.
(c)Certificate of Seller. Buyer shall have received a certificate signed by a duly authorized officer of Seller confirming the matters set forth in Section 7.3(a) and Section 7.3(b) as of the Closing Date.
(d)No Material Adverse Effect. Since the date hereof, no event, change, fact, condition, circumstance or occurrence shall have occurred and is continuing that has had or would reasonably be expected to have a Material Adverse Effect on the Company Entities, taken as a whole.
(e)Inside Date. The occurrence of 12:01 a.m., Eastern Time, on October 17, 2025.
Article VIII.

SURVIVAL AND REMEDIES
Section 8.1No Survival. Notwithstanding anything to the contrary in this Agreement, the other Transaction Documents or in any certificate or schedule (including the Seller Disclosure Schedule) delivered pursuant hereto or thereto, the Parties, intending to contractually shorten any otherwise applicable statute of limitations, hereby agree, on their own behalf and on behalf of the other Seller Related Parties and Buyer Related Parties (as applicable), that (a) none of the (i) representations and warranties or (ii) covenants or agreements to the extent that they require performance at or prior to the Closing (“Pre-Closing Covenants”), in each case, contained in this Agreement, the other Transaction Documents or in any certificate or schedule (including the Seller Disclosure Schedule) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith, shall survive the Closing, and (b) from and after the Closing, no Person will have any remedy, recourse or entitlement whatsoever, whether at law or in equity, in contract, tort or otherwise, with respect to this Agreement, the other Transaction Documents or any certificate or schedule (including the Seller Disclosure Schedule) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith, or the transactions contemplated hereby or thereby, it being agreed that all such remedies, recourse and entitlements are hereby expressly waived and released to the fullest extent permitted by Law, except for (x) the right to specifically enforce, or to recover any damages (other than punitive and exemplary damages, which are hereby expressly waived and released) with respect to the breach of, any covenant or agreement solely to the extent such covenant or agreement is to be performed or complied with after the Closing, and (y) the right to assert a common law claim for Fraud against a Party (clauses (x) and (y) collectively, the “Retained Rights”); provided, however, that no Person shall be entitled to seek any punitive or exemplary damages with respect to any Retained Rights, which are hereby expressly waived and released to the fullest extent permitted by Law (and which, for the sake of clarity, shall in no event constitute Retained Rights). For the sake of clarity, the covenants and agreements contained in Section 6.10 and this Article VIII shall not be deemed to be “Pre-Closing Covenants” for purposes of this Section 8.1 and shall survive the Closing.

Section 8.2Limitations on Remedies.
(a)EXCEPT WITH RESPECT TO ANY R&W POLICY AND FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, THE PROJECT HOLDING COMPANY INTERESTS ARE BEING ACQUIRED “AS IS, WHERE IS,” AND SELLER, ON BEHALF OF ITSELF AND THE OTHER SELLER RELATED PARTIES, EXPRESSLY DISCLAIMS, AND BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER RELATED PARTIES, HEREBY WAIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE BUSINESSES, OR ASSETS (INCLUDING TITLE, CONDITION, VALUE OR QUALITY THEREOF) OF THE COMPANY ENTITIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE COMPANY ENTITIES OR AS TO ANY OTHER MATTER, AND SELLER, ON BEHALF OF ITSELF AND THE OTHER SELLER RELATED PARTIES, EXPRESSLY DISCLAIMS, AND BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER RELATED PARTIES, HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF QUALITY, MERCHANTABILITY, NON-INFRINGEMENT, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY ENTITIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES OR ANY PART THEREOF, INCLUDING WHETHER THE COMPANY ENTITIES POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE BUSINESS OF THE COMPANY ENTITIES, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT WITH RESPECT TO ANY R&W POLICY OR AS EXPRESSLY PROVIDED IN ARTICLES III AND IV HEREIN, SELLER, ON BEHALF OF ITSELF AND THE OTHER SELLER RELATED PARTIES, EXPRESSLY DISCLAIMS, AND BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER RELATED PARTIES, HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS OF THE COMPANY ENTITIES OR THE SUITABILITY OF THE PROJECT FOR OPERATION OR AS A SITE FOR THE DEVELOPMENT OF ELECTRIC GENERATION CAPACITY FOR ANY PURPOSE OR ANY OTHER MATTER, AND NO MATERIAL OR INFORMATION OR STATEMENTS PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SELLER OR THE OTHER SELLER RELATED PARTIES, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION RECEIVED BY BUYER OR ANY OF THE OTHER BUYER RELATED PARTIES, ANY PROJECTIONS OR FORECASTS, INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING INFORMATION IN THE DUE DILIGENCE MATERIALS, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER OR ANY OTHER BUYER RELATED PARTY, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, OR OTHERWISE MAY BE RELIED UPON, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PROJECT HOLDING COMPANY INTERESTS AND THE ASSETS OF THE COMPANY ENTITIES OR ANY OTHER MATTER, OTHER THAN TO THE EXTENT EXPRESSLY SET FORTH IN A REPRESENTATION OR WARRANTY CONTAINED IN ARTICLES III AND IV HEREIN.
(b)EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER RELATED PARTIES, EXPRESSLY DISCLAIMS, AND SELLER, ON BEHALF OF ITSELF AND THE OTHER SELLER RELATED PARTIES, HEREBY

WAIVES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V HEREIN, BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER RELATED PARTIES, EXPRESSLY DISCLAIMS, AND SELLER, ON BEHALF OF ITSELF AND THE OTHER SELLER RELATED PARTIES, HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING ANY MATTER, AND NO MATERIAL OR INFORMATION OR STATEMENTS PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF BUYER OR THE OTHER BUYER RELATED PARTIES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, OR OTHERWISE MAY BE RELIED UPON, AS TO ANY MATTER, OTHER THAN TO THE EXTENT EXPRESSLY SET FORTH IN A REPRESENTATION OR WARRANTY CONTAINED IN ARTICLE V HEREIN.
(c)From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation and without limiting Buyer’s rights under any R&W Policy, Buyer, on its own behalf and on behalf of the other Buyer Related Parties and their respective successors and assigns (each a “Buyer Releasor”), hereby unconditionally and irrevocably waives, releases and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants and agreements of any type whatsoever (whether express or implied) whether in law or equity or otherwise, that Buyer or any of the other Buyer Releasors have or may have, now or in the future, against any Seller Related Party and each of their respective successors and assigns (each, a “Buyer Releasee”), in each case, arising out of, or relating to, (a) the Project Holding Company Interests or any other Interests of any Company Entity, (b) any matter, occurrence, act, omission, fact or circumstance occurring or existing on or prior to the Closing Date, (c) any inaccuracy or breach of any representation or warranty or the breach of any Pre-Closing Covenant contained in this Agreement, any other Transaction Document or any other certificate or schedule (including the Seller Disclosure Schedules) delivered pursuant hereto or thereto or otherwise in connection herewith or therewith or (d) any other representation or warranty (express or implied), disclosure, failure to disclose or any information (whether written or oral), documents or materials made available or furnished by or on behalf of any Seller Related Party, in each case, other than the Retained Rights (the “Buyer Released Claims”). Buyer shall, and shall cause the other Buyer Releasors to, (A) comply with and observe the release contained in this Section 8.2(c) and (B) not bring or voluntarily participate or assist in any Action or other claim with respect to any Buyer Released Claims.
(d)From and after the Closing, to the fullest extent permitted under applicable Law, including by contractually shortening all applicable statutes of limitation, Seller, on its own behalf and on behalf of the other Seller Related Parties and their respective successors and assigns (each a “Seller Releasor”), hereby unconditionally and irrevocably waives, releases and forever discharges any and all Liabilities, rights, claims, demands, causes of action, losses, damages, representations, warranties, covenants and agreements of any type whatsoever (whether express or implied) whether in law or equity or otherwise, that Seller or any of the other Seller Releasors have or may have, now or in the future, against any Buyer Related Party and each of their respective successors and assigns (each, a “Seller Releasee” and, together with the Buyer Releasees, the “Releasees”), in each case, arising out of, or relating to, (a) the Project Holding Company Interests or any other Interests of any Company Entity, (b) any matter, occurrence, act, omission, fact or circumstance occurring or existing on or prior to the Closing Date, (c) any inaccuracy or breach of any representation or warranty or the breach of any Pre-Closing Covenant contained in this Agreement, any other Transaction Document or any other certificate or schedule delivered pursuant hereto or thereto or otherwise in connection herewith or therewith or (d) any other representation or warranty (express or implied), disclosure, failure to disclose or any information (whether written or oral), documents or materials made available or furnished by or on behalf of any Buyer Related Party, in each case, other than (i) the Retained

Rights and (ii) any rights, claims or remedies with respect to exculpation, indemnification, contribution, advancement of expenses or reimbursement against or from any Company Entity by reason of the fact that any such Person or any of its equity holders, directors, managers, officers, or employees is or was an equity holder, employee, officer, director, manager or other agent of a Company Entity pursuant to any Governing Document, any directors’ and officers’, fiduciary, employment practices or similar insurance policy or any indemnification or related agreements in existence on the date of this Agreement (the “Seller Released Claims”). Seller shall, and shall cause the other Seller Releasors to, (A) comply with and observe the release contained in this Section 8.2(d) and (B) not bring or voluntarily participate or assist in any Action or other claim with respect to any Seller Released Claims.
Article IX.

TERMINATION
Section 9.1Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)by the mutual written consent of Seller and Buyer;
(b)by either Seller or Buyer by giving written notice to the other Party if the Closing shall not have occurred by July 17, 2026 (the “Termination Date”), unless extended by written agreement of Seller and Buyer; provided, however, that if the only conditions that have not been satisfied or waived as of the Termination Date (other than conditions that by their nature are to be satisfied at the Closing and remain capable of being satisfied) are any of the conditions in Section 7.1(a) (with respect to antitrust Law), Section 7.1(b), or Section 7.1(c), the Termination Date shall be automatically extended to January 17, 2027; and provided, further, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose breach of its obligations under this Agreement has been a primary cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated by such time;
(c)by either Seller or Buyer by giving written notice to the other Party if such other Party has breached its representations, warranties, covenants, agreements or other obligations hereunder in a manner that renders impossible the satisfaction of any condition of such Party giving notice set forth in Article VII not to be satisfied and such breach is incapable of being cured or has not been cured by the Party receiving such written notice within forty-five (45) days after delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party who is then in material breach of any of its representations, warranties, covenants, agreements or other obligations hereunder;
(d)by either Seller or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose breach of its obligations under this Agreement has been a cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated by such time;
(e)by Seller if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date, but will be satisfied at Closing) and (ii) Buyer does not consummate the transactions contemplated hereby within three (3) Business Days of the day the Closing is required to occur pursuant to Section 2.3;
(f)by Buyer if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (and continue to be satisfied) or irrevocably waived (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date, but will be satisfied at Closing) and (ii) the Seller Entities do not consummate the transactions contemplated hereby within five (5) Business Days of the day the Closing is required to occur pursuant to Section 2.3; or
(g)by either Buyer or Seller, by written notice to other Party under the circumstances set forth in, and in accordance with, Section 6.12.
Section 9.2Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately terminate and have no further force and effect and there shall be no Liability on the part of any Party to any other Party under this Agreement, except (a) as set forth in Section 9.3, (b) that the covenants and agreements set forth in Section 6.2(b), Section 6.5, this Article IX and Article X and all definitions herein necessary to interpret any of the foregoing provisions shall remain in full force and effect and survive such termination indefinitely and (c) that nothing in this Section 9.2 or in Section 9.3 shall release any Party from any Liability for any breach by such Party of this Agreement before the effective date of such termination, or otherwise affect any of the rights or remedies (whether under this Agreement, or at Law, in equity or otherwise) available to any Party with respect to the breach of this Agreement by any Party before the effective date of such termination; provided, however, that, if this Agreement is validly terminated pursuant to Section 9.1, no Party shall have any remedy or right to recover for any liabilities resulting from any breach of any representation or warranty contained herein unless such breach was intentional and willful on the part of the breaching party. For the avoidance of doubt, without limitation of the foregoing, neither Party waives any claims for any breach of this agreement that was intentional and willful and each Party acknowledges that a failure by Buyer or Seller to consummate the transactions in breach or violation of this Agreement shall be deemed to be intentional and willful, including in the case of Buyer whether or not Buyer had sufficient funds available.
Section 9.3Termination Fee and Remedies.
(a)If (i) this Agreement is terminated by Seller or Buyer pursuant to Section 9.1(b) or Section 9.1(d), (ii) all of the conditions to Closing set forth in Section 7.3 have been satisfied (other than such conditions to Closing that by their nature are to be satisfied at the Closing or that have been waived in writing by the applicable Party) and one or more of the conditions to Closing set forth in Section 7.1 was not satisfied, and (iii) Buyer has failed to take any Remedy Action requested by any Governmental Authority, or that if offered to any Governmental Authority would have resulted in the satisfaction of the unsatisfied condition(s) set forth in Section 7.1, in each case with respect to the Specified Asset, then Buyer shall pay to an Affiliate of Seller as designated in writing by Seller, by wire transfer of immediately available funds within five (5) Business Days following the date of termination, as liquidated damages, an amount equal to $100,000,000 (the “Termination Fee”). Until such time as this Agreement is validly terminated pursuant to this Article IX, nothing contained in this Article IX shall prevent, limit, impede or impair the ability of a Party to seek specific performance at any time prior to the termination of this Agreement pursuant to Article IX.
(b)The provision for payment of the Termination Fee has been included because the actual losses to be incurred by Seller and Subsidiary Seller in the circumstances where the Termination Fee is payable can reasonably be expected to approximate the Termination Fee provided for herein and because in the circumstances where the Termination Fee is payable Seller and Subsidiary Seller will suffer material harm but the actual amount of such losses would be difficult if not impossible to measure accurately. The Parties further expressly acknowledge and agree that the Termination Fee is a material inducement to the willingness of Seller and Subsidiary Seller to enter into this Agreement and is an integral part of the transactions contemplated by this Agreement and is intended not as a penalty, but as liquidated compensation to the Seller and Seller Subsidiary in the circumstances where the Termination Fee is payable. In addition, the Parties acknowledge and agree that, in the event Buyer shall fail to pay the Termination Fee when due, and Seller or Subsidiary Seller commences a proceeding which results in a judgment or similar award against Buyer for such Termination Fee, then Buyer shall also pay, to Seller and Subsidiary Seller, each of their reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such proceeding.
(c)Other than in a case of Fraud, upon termination of this Agreement in the manner contemplated in Section 9.3(a), the Termination Fee shall be the sole and exclusive remedy of Seller, Subsidiary Seller and their Affiliates and their respective Representatives against any Buyer Related Party for any losses or Liabilities suffered as a result of the failure of the Closing to be consummated or for any other matter under, relating to or arising out of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, whether based on Contract, tort, strict liability, other Laws or otherwise, or any Claim based on, in respect of, or by reason of any of the foregoing, and upon payment of the Termination Fee, none of Seller, Subsidiary Seller, any of their Affiliates or any of their respective Representatives shall pursue or be entitled to pursue or make any Claim against any Buyer Related Party, and no Buyer Related Party shall have any Liability arising out of the circumstances giving rise to any termination of this Agreement or for any other matter under, relating to or arising out of or in connection with this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.
Article X.

MISCELLANEOUS
Section 10.1Parties in Interest. Other than (a) the proviso to the definition of “Affiliate” (and the Sections reference therein), Section 6.9, Section 6.10, Section 6.13, Section 6.14, Article VIII, Section 9.2, this Section 10.1, Section 10.11 and Section 10.13, (b) to the extent necessary to enforce any of the foregoing, this Article X, and (c) the definitions of the terms used in any of the foregoing, in each case, which are intended to benefit and may also be enforced directly by the BlackRock Member, the Covered Parties, the Other Indemnitors, the Releasees, the Seller Related Parties, the Buyer Related Parties, the Non-Recourse Persons and Seller’s Counsel, as applicable, this Agreement is not intended to confer and does not confer upon any Person other than the Parties any rights or remedies hereunder.
Section 10.2Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void; provided, however, that Buyer may assign this Agreement or any right or obligations hereunder (a) to any of its Affiliates (provided, that no such assignment shall (i) relieve Buyer of its obligations hereunder or (ii) result in additional withholding Taxes to be economically borne by Seller) and (b) to any of its lenders as collateral security, none of which assignments will relieve Buyer of its obligations under this Agreement, in each case, without the prior written consent of Seller.

Section 10.3Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by email, charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:
If to Seller:    c/o Caithness Services LLC
12 Broad Street
4th Floor, Suite 404
Red Bank, New Jersey 07701
Attn.: Andrew Savko; Gail Conboy
Email: *****
with a copy to:    Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attn.: Mike Huang
Email: mikehuang@paulhastings.com
and:    c/o BlackRock Alternatives Management, LLC
One Lafayette Place
Greenwich, CT 06830
Email: *****
Attention: James Berner, Matthew Raben
with a copy to:    c/o BlackRock, Inc.
Office of the General Counsel
50 Hudson Yards
New York, NY 10001
Email: *****
Attention: Benjamin S. Clark
and:     Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Email: eli.hunt@stblaw.com
Attention: Eli Hunt
If to Buyer:    Talen Generation, LLC
2929 Allen Parkway, 22nd Floor
Houston, TX 77019
Attn: General Counsel
Email: *****
with a copy to:    Kirkland & Ellis LLP
609 Main Street

Houston, TX 77002
Attn: William J. Benitez, P.C.; Josh Teahen and Jacob Volz
Email: william.benitez@kirkland.com; josh.teahen@kirkland.com; jacob.volz@kirkland.com
All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by email (provided no bounce back or other notice of non-delivery is received by the sender), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
Section 10.4Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Failure to exercise, or delay in exercising, any right or remedy shall not operate as a waiver or be treated as an election not to exercise such right or remedy, any single or partial exercise or waiver of any right or remedy shall not preclude its further exercise or the exercise of any other right or remedy. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 10.5Exhibits and Schedules. All Exhibits and Schedules and the Seller Disclosure Schedule and Buyer Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof. Except as otherwise provided in the Seller Disclosure Schedule, all capitalized terms therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed. No (a) disclosure made in the Seller Disclosure Schedule shall constitute an admission or determination that any fact or matter so disclosed is material, has had or could reasonably be expected to have a Material Adverse Effect on any of the Company Entities, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed and (b) Person shall use the fact of the setting of a threshold or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, is or is not in excess of a dollar or other threshold or would otherwise be required to be disclosed, for purposes of this Agreement. Information disclosed in any Section of the Seller Disclosure Schedule delivered will qualify any representation, warranty, covenant or agreement in this Agreement to the extent that the relevance or applicability of the information disclosed to any such representation, warranty, covenant or agreement is reasonably apparent on its face, notwithstanding the absence of a reference or cross-reference to such representation, warranty, covenant or agreement in such Section of the Seller Disclosure Schedule or the absence of a reference or cross-reference to such Section of the Seller Disclosure Schedule in such representation, warranty, covenant or agreement. No disclosure in the Seller Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
Section 10.6Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 10.7Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be inaccurate or is breached, the fact that another representation and warranty concerning the same or similar subject matter is true or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the inaccuracy or breach of such particular representation and warranty.
Section 10.8Entire Agreement. This Agreement (including the Schedules and the Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.
Section 10.9Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything contained herein, under no circumstance shall the obligation of Seller to deliver the Project Holding Company Interests be enforceable absent enforceability of the obligation of Buyer to pay the Purchase Price, and vice versa.
Section 10.10Expenses.
(a)Buyer shall be responsible for, and shall pay directly or promptly reimburse Seller for amounts paid by or on behalf of Seller or any other Seller Related Party, (i) any and all costs of any filing fees with respect to any filings required under the HSR Act or FERC in connection with this Agreement and the transactions contemplated hereby regardless of which Party is obligated under applicable Law or otherwise incurs any such fees, (ii) premiums, fees, costs or expenses (including underwriting fees, Taxes, surcharges and brokerage commissions) incurred by any Buyer Related Party in obtaining any R&W Policy, (iii) premiums, fees, costs or expenses (including Taxes, surcharges and brokerage commissions) related to the D&O Insurance, (iv) obligations incurred by, on behalf of, or at the direction of any Buyer Related Party (including in connection with any financing of the transactions contemplated by this Agreement), (v) premiums, fees, costs or expenses (including Taxes, surcharges and brokerage commissions) related to any title insurance policy covering any Owned Real Property, and (vi) costs and expenses Buyer is required to bear pursuant to Section 6.13 and Section 6.14 (the foregoing clauses (i) through (vi), collectively, “Buyer Expenses”).
(b)Unless otherwise provided herein, including the Buyer Expenses, each of Buyer and Seller agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to the negotiation, preparation, execution and delivery of this

Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby and its performance of its obligations hereunder and thereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.
Section 10.11No Recourse Against Non-Recourse Persons. Except for the rights and remedies of Buyer with respect to the R&W Policy and in the case of Fraud, solely against the Person committing such Fraud, all claims, obligations, Liabilities, or Actions (whether in contract or in tort, in equity or at Law, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as “Parties” in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any Buyer Related Party or Seller Related Party, but excluding the insurer under the R&W Policy (the “Non-Recourse Persons”), shall have any Liability (whether in contract or in tort, in equity or at Law, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or in its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, Actions and obligations against any such Non-Recourse Persons. Without limiting the generality of the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or Actions that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Non-Recourse Persons, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Persons with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 10.12Remedies. The Parties agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by any Party, as applicable, in accordance with their specific terms or were otherwise breached by any Party, as applicable, including if the Parties fail to take any action required of them hereunder to consummate the transactions contemplated by this Agreement (including Buyer’s obligations to consummate the Closing). It is accordingly agreed that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any Party, as applicable, and to enforce specifically the terms and provisions hereof against each Party, as applicable, without proof of damages or otherwise, this being in addition to any other remedy to which the Parties are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, no Party shall have, and to the fullest extent permitted by Law, each Party hereby expressly, irrevocably and unconditionally waives and releases, any right of rescission or any similar equitable right or remedy.
Section 10.13Legal Representation.
(a)It is acknowledged by each of the Parties that the Company Entities and Seller have retained Paul Hastings LLP (collectively, “Seller’s Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Seller’s Counsel has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of any of Seller’s Counsel for conflict of interest or any other purposes as a result thereof. Seller and Buyer hereby agree that, in the event that any dispute, or any other matter in which the interests of Seller and its Affiliates, on the one hand, and Buyer and its Affiliates (including the Company Entities), on the other hand, are adverse, arises after the Closing between Buyer or the Company Entities, on the one hand, and Seller and its Affiliates, on the other hand, Seller’s Counsel may represent any or all of Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer or the Company Entities, and even though Seller’s Counsel formerly may have represented the Company Entities in any matter substantially related to such dispute.
(b)Seller and its Affiliates and Buyer and its Affiliates (including the Company Entities following the Closing with respect to Buyer), acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between Buyer, the Company Entities or any of its or their respective Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated by this Agreement, (i) as to all communications among Seller’s Counsel, the Company Entities, Seller or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to Seller or its Affiliates (other than the Company Entities), and may be controlled by Seller or its Affiliates (other than the Company Entities), and shall not pass to or be claimed by Buyer, the Company Entities, or any of their respective Affiliates and (ii) Seller’s Counsel may disclose to Seller or its Affiliates any information learned by Seller’s Counsel in the course of its representation of Seller, the Company Entities or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, of Seller’s Counsel’s duty of confidentiality. Accordingly, Buyer and its Affiliates shall not have access to any such communications, or to the files of Seller’s Counsel, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of Seller’s Counsel constitute property of the client, only Seller and its Affiliates shall hold such property rights and (B) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company Entities by reason of any attorney-client relationship between Seller’s Counsel and the Company Entities or otherwise.
(c)If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates (including the Company Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company Entities or its Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including the Company Entities), shall be entitled to waive such privilege only with the consent of Seller.
Section 10.14Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of New York.

Section 10.15Consent to Jurisdiction and Venue; Waiver of Jury Trial.
(a)The Parties irrevocably submit to the exclusive jurisdiction of (a) the state courts located in the State of New York and (b) the United States District Court for the Southern District of New York, with respect to any Action or other proceeding arising out of this Agreement or any transaction contemplated hereby (including any claim to enforce the expert determination provisions of this agreement) or any document or instrument delivered at Closing. Each of the Parties agrees to commence any Action or proceeding relating hereto in the United States District Court for the Southern District of New York or if such Action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts located in the State of New York. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts located in the State of New York or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally agrees not to plead or claim in any such court that any such Action or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.
(b)EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
Section 10.16Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed an original, but all of which together shall constitute one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.
Section 10.17Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each Party hereby: (a) agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the sources in respect of the Debt Financing, arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agrees not to bring or support any action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any source in respect of the Debt Financing in any way arising out of or relating to, this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York (and any appellate court thereof), and agrees that a final judgment in any such action may be enforced in other jurisdictions by action on the judgment or in any other manner provided by Law, (c) agrees that service of process upon any party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.3, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action brought against the sources in respect of the Debt Financing in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) (i) waives any claims or rights against any sources of the Debt Financing relating to or arising out of this Agreement, the Debt Financing and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) agrees not to bring or support or permit any of its Subsidiaries or its or their respective Affiliates to bring or support any suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any sources of the Debt Financing in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated by this Agreement and (iii) agrees that none of the sources in respect of the Debt Financing shall have any liability to Seller or the Companies or any of their respective Non-Recourse Persons relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder or in respect of any oral or other representations made or alleged to be made in connection herewith or therewith, whether in law or in equity, whether in contract or in tort or otherwise, and (g) agrees that the sources in respect of the Debt Financing are express third party beneficiaries of, and may enforce, any of the provisions in this Section 10.17 as applicable to sources in respect of the Debt Financing, and such provisions shall not be amended in any way adverse to any sources in respect of the Debt Financing without the prior written consent of the sources in respect of the Debt Financing party to the commitment letter in respect of the Debt Financing. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no source in respect of the Debt Financing shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature. Notwithstanding the foregoing, nothing in this Section 10.17 shall affect the rights of Buyer against the sources in respect of the Debt Financing with respect to the Debt Financing or any of the transactions contemplated thereby.
For purposes of this Section 10.17, “sources of the Debt Financing” shall be interpreted to include the Persons that have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing in connection with the transactions contemplated by this Agreement (solely in their capacity as sources of the Debt Financing), including the parties to any commitment letters, joinder agreements or credit agreements entered pursuant thereto or relating thereto and each of their respective Affiliates, and their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and their successors and assigns.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SELLER:

CAITHNESS ENERGY, L.L.C.

By:    /s/ Ross D. Ain
Name: Ross D. Ain
Title: President

SUBSIDIARY SELLER:

CAITHNESS APEX GUERNSEY, LLC

By:    /s/ Ross D. Ain
Name: Ross D. Ain
Title: President
[Signature Page to Guernsey Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER:

Talen Generation, LLC

By:    /s/ Darren Olagues
Name: Darren Olagues
Title: Chief Development Officer
[Signature Page to Guernsey Purchase and Sale Agreement]